UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

AUXILIUM PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AUXILIUM PHARMACEUTICALS, INC.

40 West Valley Stream Parkway

Malvern, Pennsylvania 19355

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Auxilium Pharmaceuticals, Inc. at 9:00 a.m., local time, on Tuesday, June 6, 2006, at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355.

The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter. Your Proxy Card is also included in the materials accompanying this letter. Lastly, the Company’s 2005 Annual Report to Stockholders is enclosed for your information.

All stockholders are invited to attend the meeting. Whether or not you plan to attend the meeting, you are urged to vote by proxy by completing, signing and dating the enclosed Proxy Card and returning it as soon as possible in the enclosed return envelope. No postage need be affixed if the return envelope is mailed in the United States. Your shares will be voted in accordance with the instructions you have given on your Proxy Card.

Your shares cannot be voted unless you sign, date and return the enclosed Proxy Card or attend the meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important.

Thank you for your continued support.

Sincerely,

Gerri A. Henwood

Chief Executive Officer and Interim President

AUXILIUM PHARMACEUTICALS, INC.

40 Valley Stream Parkway

Malvern, Pennsylvania 19355

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2006

The Annual Meeting of Stockholders (the “Meeting”) of Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355 on Tuesday, June 6, 2006, at 9:00 a.m., local time. The purpose of the Meeting shall be to consider and act upon the following matters:

(1)	To elect eight directors to serve until the Company’s 2007 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

(2)	To approve an amendment to the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan to increase the number of shares of Company common stock authorized for issuance under the Plan to 6,000,000 from 2,845,450;

(3)	To approve the Auxilium Pharmaceuticals, Inc. 2006 Employee Stock Purchase Plan;

(4)	To ratify the selection by the Audit and Compliance Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

(5)	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

The holders (the “Stockholders”) of the Company’s common stock of record at the close of business on April 12, 2006 (the “Record Date”), are entitled to notice of and to vote at the Meeting, or any adjournments or postponements thereof. A complete list of such Stockholders will be open to the examination of any Stockholder at the Company’s principal executive offices at 40 Valley Stream Parkway, Malvern, Pennsylvania 19355, for a period of 10 days prior to the Meeting and at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355 on the day of the Meeting. The Meeting may be adjourned from time to time without notice other than by announcement at the Meeting; provided, however, if the adjournment is for more than 30 days after the date of the Meeting, or if after the adjournment a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting is required to be given to each Stockholder.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED RETURN ENVELOPE IS MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors,

Jennifer Evans Stacey, Esq.

Secretary

Malvern, Pennsylvania

April 28, 2006

AUXILIUM PHARMACEUTICALS, INC.

40 Valley Stream Parkway

Malvern, Pennsylvania 19355

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2006

ANNUAL MEETING OF STOCKHOLDERS

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Auxilium Pharmaceuticals, Inc., (referred to herein as “Auxilium”, “we”, “us” or “our”) is soliciting your proxy to vote at our Annual Meeting of Stockholders to be held on Tuesday, June 6, 2006, (the “Meeting”) at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355, at 9:00 a.m., local time, and at any adjournment or adjournments thereof.

•	This Proxy Statement summarizes information about the proposals to be considered at the Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We are mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and Proxy Card to our stockholders of record as of April 12, 2006 (the “Record Date”) for the first time on or about April 28, 2006. In this mailing, we are also including our Annual Report to Stockholders for the fiscal year ended December 31, 2005 (“Fiscal 2005”). In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our Annual Report so that our record holders could supply these materials to the beneficial owners of shares of our common stock as of the Record Date.

Information About the Meeting

When is the Meeting?

The Meeting will be held at 9:00 a.m., local time, on Tuesday, June 6, 2006.

Where is the Meeting?

The Meeting will be held at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355.

What is the purpose of the Meeting?

At the Meeting, stockholders will act upon the matters listed in the Notice of Annual Meeting of Stockholders and any other matters that properly come before the Meeting.

Who can attend the Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares through a broker or other nominee, you must bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. Everyone must check in at the registration desk at the Meeting.

What constitutes a quorum?

A quorum of stockholders is necessary to hold a valid meeting for the transaction of business. The presence at the Meeting, in person or by proxy, of the holders entitled to cast at least a majority of votes which all stockholders are entitled to cast as of the Record Date will constitute a quorum. Broker non-votes, abstentions and votes withheld count as shares present at the Meeting for purposes of a quorum. On the Record Date, there were 29,293,006 shares of our common stock outstanding.

What are the recommendations of the Board?

Unless you instruct otherwise on your Proxy Card, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth below.

•	Proposal 1: Election of Directors—FOR ALL NOMINEES;

•	Proposal 2: FOR approval of an amendment to the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan to increase the number of shares of Company common stock authorized for issuance under the Plan to 6,000,000 from 2,845,450;

•	Proposal 3: FOR approval of the Auxilium Pharmaceuticals, Inc. 2006 Employee Stock Purchase Plan; and

•	Proposal 4: FOR the ratification of the selection by the Audit and Compliance Committee (the “Audit Committee”) of the Board of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 (“Fiscal 2006”).

The proxy holders will vote in their own discretion with respect to any other matter that properly comes before the Meeting or any adjournments or postponements thereof.

Information About Voting

Who can vote at the Meeting?

All stockholders of record at the close of business on the Record Date, April 12, 2006, are entitled to vote at the Meeting and any adjournments or postponements of the Meeting.

What are the voting rights of the holders of the common stock?

Holders of our common stock will vote on all matters to be acted upon at the Meeting. Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon at the Meeting.

How do I vote?

You may attend the Meeting and vote in person. Alternatively, you may vote your shares by proxy by mail. To vote by mail, simply complete, sign and date your Proxy Card and return it in the postage-paid return envelope provided for receipt by us prior to June 6, 2006 (Proxy Cards received on or after June 6, 2006 will not be counted). Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Meeting.

If you want to vote in person at the Meeting and you hold shares of our common stock in street name, you must obtain a Proxy Card from your broker and bring that Proxy Card to the Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the Record Date and valid picture identification, such as a driver’s license or passport.

Is my vote confidential?

Yes. Proxy Cards, ballots and voting tabulations that identify stockholders are kept confidential except in certain circumstances where it is important to protect the interests of Auxilium and its stockholders.

What if I do not indicate my preference on the Proxy Card?

If you do not indicate how you would like your shares to be voted for a particular proposal, your shares will be voted as follows:

(i)	Proposal 1: Election of Directors—FOR ALL NOMINEES;

(ii)	Proposal 2: FOR approval of an amendment to the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan to increase the number of shares of Company common stock authorized for issuance under the Plan to 6,000,000 from 2,845,450;

(iii)	Proposal 3: FOR approval of the Auxilium Pharmaceuticals, Inc. 2006 Employee Stock Purchase Plan; and

(iv)	Proposal 4: FOR the ratification of the selection by the Audit Committee of the Board of Pricewaterhouse Coopers LLP as our independent registered public accounting firm for Fiscal 2006.

As to other matters as may properly come before the Meeting or any adjournments or postponements thereof, the persons named in the proxy will be authorized to vote upon such matters in their own discretion.

Can I change my vote after I return my Proxy Card?

Yes. Even after you have submitted your Proxy Card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Auxilium either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Meeting in person and request to recast your vote. Attendance at the Meeting will not, by itself, revoke a previously granted proxy. For information regarding how to vote in person, see “How do I vote?” on page 3.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors, provided a quorum is present in person or by proxy. A plurality means that the eight nominees receiving the most votes for election to a director position are elected as directors. Votes that are withheld and broker non-votes will be excluded entirely from the vote to elect directors and have no effect. Thus, the eight candidates with the most affirmative votes will be elected at the Meeting.

Proposal 2: Approval of an Amendment to the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan. The affirmative vote of a majority of the votes cast at the Meeting is required to adopt and approve the amendment to the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan to increase the number of shares of Company common stock authorized for issuance under the Plan to 6,000,000 from 2,845,450, provided a quorum is present in person or by proxy. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

Proposal 3: Approval of the Auxilium Pharmaceuticals, Inc. 2006 Employee Stock Purchase Plan. The affirmative vote of a majority of the votes cast at the Meeting is required to approve the Auxilium Pharmaceuticals, Inc. 2006 Employee Stock Purchase Plan, provided a quorum is present in person or by proxy. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

Proposal 4: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for Fiscal 2006, provided a quorum is present in person or by proxy. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

What is a broker non-vote?

A broker non-vote occurs when a broker submits a Proxy Card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. Non-routine matters include matters such as the approval of, and amendments to, stock plans. Therefore, if you do not give your broker or nominee specific instructions, your shares will not be voted on non-routine matters and may not be voted on routine matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

DISCUSSION OF PROPOSALS

Proposal 1: Election of Directors

At the Meeting, eight directors are to be elected to hold office until the next Annual Meeting of Stockholders after his or her election or until his or her resignation or removal.

The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A plurality means that the eight nominees receiving the most votes for election to a director position are elected as directors. Votes may be cast (i) FOR ALL NOMINEES, (ii) WITHHOLD FOR ALL NOMINEES or (iii) FOR ALL NOMINEES except as noted by you on the appropriate portion of your Proxy Card. Votes that are withheld and broker non-votes will be excluded entirely from the vote to elect directors and have no effect. Thus, the eight candidates with the most FOR votes will be elected at the Meeting.

All of the nominees whose names and biographies appear below are at present our directors. In the event any of the nominees should become unavailable or unable to serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board. The Board has no reason to believe that the nominees named will be unable to serve if elected. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

The following are the nominees for election to our Board, and each of these nominees is a current member of the Board:

Name	Age	Served as a Director Since	Position with Auxilium
Rolf A. Classon	60	May 2004	Chairman of the Board of Directors
Al Altomari	47	December 2005	Director
Edwin A. Bescherer, Jr.	72	April 2004	Director
Philippe O. Chambon, M.D., Ph.D.	49	October 2003	Director
Winston J. Churchill	65	October 2000	Director
Oliver S. Fetzer, Ph.D.	41	December 2005	Director
Gerri A. Henwood	53	July 1999	Chief Executive Officer, Interim President and Director
Dennis J. Purcell	50	October 2001	Director

The principal occupations and business experience, for at least the past five years, of each director and nominee is as follows:

Rolf A. Classon was appointed as the Chairman of our Board of Directors in April 2005. He served as Vice Chairman from March 2005 to April 2005 and has served as one of our directors since May 2004. Since March 2006, Mr. Classon has served as Chairman of the Board of Directors of Hillenbrand Industries, Inc. From May 2005 until March 2006, Mr. Classon served as Interim Chief Executive Officer of that company. Mr. Classon served as Vice Chairman of the Board of Directors of Hillenbrand Industries, Inc. from December 2003 until May 2005 and joined the Board of Directors of Hillenbrand Industries, Inc. in May 2002. From October 2002 until July 2004, Mr. Classon was Chairman of the Executive Committee of Bayer HealthCare AG, a subsidiary of Bayer AG, and served as President of Bayer’s Diagnostic Division and head of Bayer’s Worldwide Business Group—Diagnostics since 1995. Mr. Classon is a director of Enzon Pharmaceuticals, Inc. and is Chairman of the Compensation Committee and a member of the Finance and Audit Committee of Enzon Pharmaceuticals, Inc. Mr. Classon is also a director of Ista Pharmaceuticals, Inc. and a member of the Nominating Committee of Ista Pharmaceuticals, Inc. Mr. Classon received his Chemical Engineering Certificate from the Gothenburg School of Engineering and a Swedish equivalent to an M.B.A. from the University of Gothenburg.

Al Altomari has served as one of our directors since December 2005. Mr. Altomari currently is the Chief Operating Officer of Barrier Therapeutics, Inc. He joined Barrier Therapeutics, Inc. in August 2003. Previously,

Mr. Altomari held progressively senior positions at Johnson & Johnson companies during his 21 years at that company. His most recent role at Johnson & Johnson companies was as General Manager of OrthoNeutrogena, where he managed the integration of Ortho Dermatological and Neutrogena Professional. He received his B.S. degree with a dual major in Finance and Accounting from Drexel University and an M.B.A. from Rider University.

Edwin A. Bescherer, Jr. has served as one of our directors since April 2004. Mr. Bescherer was also one of our directors from February 2000 to October 2003. From 1978 to 1995, Mr. Bescherer served in a variety of management positions at Dun & Bradstreet Corporation, including as Executive Vice President, Finance and Chief Financial Officer from 1987 to 1995, as Senior Vice President, Finance and Chief Financial Officer from 1982 to 1987, and as Vice President, Controller from 1978 to 1982. Mr. Bescherer holds a B.S. from Purdue University.

Philippe O. Chambon, M.D., Ph.D., has served as one of our directors since October 2003. Since July 2005, Dr. Chambon has been a Managing Director of New Leaf Venture Partners, L.L.C., a venture capital firm (New Leaf Venture Partners is an affiliate of ours, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 36). Previously, Mr. Chambon was a General Partner of The Sprout Group, a private equity firm and venture capital affiliate of Credit Suisse First Boston, an investment bank. He also serves as a director of Deltagen, Inc., NxStage Medical, Inc. and PharSight Corporation and is a member of the Compensation Committee of each of the aforementioned companies. Dr. Chambon holds an M.D. and a Ph.D. from the University of Paris and an M.B.A. from Columbia University.

Winston J. Churchill has served as one of our directors since October 2000. Mr. Churchill has been the Managing General Partner of SCP Private Equity Partners II, L.P. since its inception (SCP Private Equity Partners II, L.P. is an affiliate of ours, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 36. Mr. Churchill also founded and serves as Chairman of C.I.P. Capital, L.P., a private equity fund. Prior to that, Mr. Churchill was a Managing Partner of Bradford Associates, which managed private equity funds on behalf of Bessemer Securities Corporation and Bessemer Trust Company, a private wealth management and investment advisory firm. Mr. Churchill serves as a director of Amkor Technology, Inc. and Griffin Land & Nurseries Inc. Mr. Churchill is also a trustee of Fordham University, Georgetown University and Immaculata University. Mr. Churchill holds a B.S. from Fordham University, an M.A. from Oxford University and a J.D. from Yale Law School.

Oliver S. Fetzer, Ph.D., has served as one of our directors since December 2005. Since July 2004, Dr. Fetzer has served as Senior Vice President, Corporate Development and Research & Development at Cubist Pharmaceuticals, Inc. From January 2003 to July 2004, he served as Cubist Pharmaceuticals, Inc.’s Senior Vice President, Corporate Development and Chief Business Officer and, from July 2002 until January 2003, he served as their Senior Vice President, Business Development. Before his time at Cubist Pharmaceuticals, Inc., starting in 1993, Dr. Fetzer held various positions of increasing responsibility at the Boston Consulting Group (BCG), a leading management consulting firm, including Consultant, Project Leader, Manager and Vice President and Director. Dr. Fetzer received a B.S. in Biochemistry from the College of Charleston (South Carolina), a Ph.D. in Pharmaceutical Sciences from the Medical University of South Carolina and an M.B.A. from Carnegie Mellon University.

Gerri A. Henwood is one of our founders and has served as our Chief Executive Officer since our inception, as our Interim President since March 2005, as the Chairman of our Board of Directors from our inception to April 2005 and as our President from our inception until June 2004. From 1985 to 1999, Ms. Henwood served as President and Chief Executive Officer of IBAH, Inc., a publicly traded contract research company, originally named Bio-Pharm Clinical Services, Inc., a company which she founded. Prior to that, Ms. Henwood served in a variety of marketing, medical and regulatory positions at Smith, Kline & French Laboratories, now GlaxoSmithKline plc, a publicly traded pharmaceutical company. Ms. Henwood serves as a director of Alkermes, Inc. She received a B.S. from Neuman College.

Dennis J. Purcell has served as one of our directors since October 2001. Since December 2005, Mr. Purcell has been a Senior Managing Partner of Aisling Capital LLC, a private equity firm which advises the Perseus-Soros Biopharmaceutical Fund, LP (Perseus-Soros Biopharmaceutical Fund, LP is an affiliate of ours, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 36). From August 2000 to December 2005, Mr. Purcell served as the Senior Managing Director of Perseus-Soros Management, LLC. Aisling Capital LLC is a spin-out of Perseus-Soros Management, LLC. From August 1994 to January 2000, he served as Managing Director of Life Sciences Investment Banking at Chase H&Q, formerly Hambrecht & Quist LLC. Prior to that, Mr. Purcell was a Managing Director in the Healthcare Group at PaineWebber Incorporated, the investment banking, insurance and registered broker-dealer division of PaineWebber Group Inc. He also currently serves as a director of Valentis, Inc. Mr. Purcell holds a B.S. in Economics and Accounting from the University of Delaware and an M.B.A. from Harvard University.

THE BOARD BELIEVES THAT THE ELECTION OF THE NOMINEES FOR DIRECTOR IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND THEREFORE, IT RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR DIRECTOR.

Proposal 2: Approval of an Amendment to the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan

On April 20, 2006, the Board unanimously approved an amendment to the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan (the “Plan”) to increase the number of shares of Company common stock authorized for issuance under the Plan to 6,000,000 from 2,845,450, subject to approval by the stockholders of the Company. The Board has directed that the proposal to amend the Plan to increase the number of shares of Company common stock authorized be submitted to the Company’s stockholders for their approval at the Meeting. Stockholder approval of the amendment of the Plan to increase the shares of Company common stock authorized for issuance or transfer under the Plan is being sought (i) so that compensation attributable to grants under the Plan may continue to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) in order for incentive stock options to meet the requirements of the Code, and (iii) in order to meet the Nasdaq Stock Market listing requirements.

The Board believes that the number of shares of Company common stock currently available for issuance or transfer under the Plan is not sufficient in view of our compensation structure and strategy and succession planning process. The Board has concluded that our ability to attract, retain and motivate top quality management and employees is material to our success and would be enhanced by our continued ability to grant equity compensation under the Plan. In addition, the Board believes that our interests and the interests of our stockholders will be advanced if we can continue to offer our employees, advisors, consultants, and non-employee directors the opportunity to acquire or increase their proprietary interests in us.

The affirmative vote of a majority of the votes cast at the Meeting is required to adopt and approve the amendment to the Plan to increase the number of shares of Company common stock authorized for issuance under the Plan to 6,000,000 from 2,845,450, provided a quorum is present in person or by proxy. Votes may be cast (i) FOR, (ii) AGAINST or (ii) may ABSTAIN. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

For information with respect to grants to certain executive officers in Fiscal 2005 under the Plan, see the table captioned “Option Grants in Fiscal 2005” on page 31 and for information with respect to grants to the Company’s non-employee directors, see page 23.

The material terms of the Plan are summarized below. A copy of the Plan and the proposed amendment is attached to this Proxy Statement as Exhibit A. This summary of the Plan is not intended to be a complete description of the Plan. This summary is qualified in its entirety by the actual text of the Plan to which reference is made.

THE BOARD BELIEVES THAT THE AMENDMENT TO THE PLAN TO INCREASE THE NUMBER OF SHARES OF COMPANY COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN TO 6,000,000 FROM 2,845,450 IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND THEREFORE, IT RECOMMENDS A VOTE “FOR” THE AMENDMENT.

Purposes and Effects. The Plan was adopted by the Board and approved by the Company’s stockholders in June 2004. The purpose of the Plan is to attract and retain employees, non-employee directors, and consultants. The Plan provides for the issuance of incentive stock options, nonqualified stock options, stock awards, stock units, dividend equivalents and other equity-based awards. The Plan provides an incentive to participants to contribute to our economic success by aligning the economic interests of participants with those of our stockholders.

Administration of the Plan. The Plan is administered by the Compensation Committee of the Board. The Compensation Committee determines all of the terms and conditions applicable to grants under the Plan. The Compensation Committee determines who receives grants under the Plan and the number of shares of our Company common stock that will be subject to grants. Grants to our non-employee directors may only be made by the Board.

Share Reserve. The Plan initially had 2,845,450 shares of the Company common stock authorized for issuance, of which 2,531,836 shares of Company common stock had been issued or reserved for issuance upon the exercise of outstanding options awarded under the Plan as of December 31, 2005. The Plan contains a limit of 500,000 shares on the maximum number of shares of Company common stock that may be granted with respect to all grants other than dividend equivalents to an individual in any calendar year, subject to adjustment as described below. A grantee may not accrue dividend equivalents during any calendar year in excess of $100,000. If any options terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if any stock awards, stock units or other equity-based awards are forfeited, the shares subject to such grants will again be available for purposes of the Plan. In addition, if any shares of Company common stock are surrendered in payment of the exercise price of an option, those shares will again be available for grants under the Plan. If any grants are paid in cash, and not in shares of Company common stock, any shares of Company common stock subject to such grants will also be available for future grants.

Adjustments. In connection with stock splits, reverse stock splits, stock dividends, recapitalizations and other events affecting Company common stock, the Compensation Committee will make adjustments it deems appropriate in the maximum number of shares of Company common stock reserved for issuance as grants, the maximum number of shares of Company common stock that any individual participating in the Plan may be granted in any year, the number and kind of shares covered by outstanding grants, the kind of shares that may be issued or transferred under the Plan, and the price per share or market value of any outstanding grants.

Eligibility. All of our employees and employees of our subsidiaries are eligible to receive grants under the Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries may receive grants under the Plan.

Vesting. The Compensation Committee determines the vesting of awards granted under the Plan.

Options. Under the Plan, the Compensation Committee may grant options to purchase shares of Company common stock in amounts and at exercise prices as the Compensation Committee determines. Under the Plan, the Compensation Committee may grant options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, or nonqualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to employees. The exercise price of an incentive stock option cannot be less than the fair market value of a share of Company common stock on the date the option is granted. If an incentive stock option is granted to a 10% stockholder, the exercise price cannot be less than 110% of the fair market value of a share of Company common stock on the date the option is granted. The exercise price of a nonqualified stock option may be less than, equal to or greater than the fair market value of a share of Company common stock on the date the option is granted, as determined by the Compensation Committee.

The exercise price for any option is generally payable:

•	in cash;

•	as permitted by the Compensation Committee, by the surrender of shares of Company common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price;

•	by payment through a broker in accordance with procedures established by the Federal Reserve Board; or

•	by another method approved by the Compensation Committee.

The term of an option cannot exceed ten years from the date of grant. If an incentive stock option is granted to a 10% stockholder, the term cannot exceed five years from the date of grant.

Except as provided in the grant instrument or as otherwise determined by the Compensation Committee, an option may only be exercised while a grantee is employed by or providing service to us or our subsidiaries or during an applicable period after termination of employment or service.

Stock Awards. Under the Plan, the Compensation Committee may grant stock awards. A stock award is an award of Company common stock that may be issued for consideration or no consideration and may be subject to restrictions as the Compensation Committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the Compensation Committee may determine. Except to the extent restricted under the grant instrument relating to the stock award, a grantee awarded a stock award will have all of the rights of a stockholder as to those shares, including the right to vote and the right to receive dividends or distributions on the shares. All unvested stock awards are forfeited if the grantee’s employment or service is terminated for any reason, unless the Compensation Committee determines otherwise in the grant instrument.

Stock Units. Under the Plan, the Compensation Committee may grant stock units. Stock units are phantom units that represent shares of Company common stock on a one for one basis. Stock units become payable on terms and conditions determined by the Compensation Committee and will be payable in cash or shares of Company common stock as determined by the Compensation Committee. All unvested stock units are forfeited if the grantee’s employment or service terminates for any reason, unless the Compensation Committee determines otherwise in the grant instrument.

Other Equity-Based Awards. Under the Plan, the Compensation Committee may grant other types of awards that are based on, measured by or payable in shares of Company common stock, including stock appreciation rights. The Compensation Committee will determine the terms and conditions of such awards. Other equity-based awards may be payable in cash, shares of Company common stock or a combination of the two.

Dividend Equivalents. Under the Plan, the Compensation Committee may grant dividend equivalents in connection with any grant made under the Plan. Dividend equivalents entitle the grantee to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The Compensation Committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of stock units. Dividend equivalents may be paid in cash, in shares of Company common stock or in a combination of the two. The Compensation Committee will determine whether they will be conditioned upon the exercise, vesting or payment of the grant to which they relate and the other terms and conditions of the grant.

Qualified Performance-Based Compensation. The Plan permits the Compensation Committee to impose performance goals that must be met with respect to grants of stock awards, stock units, dividend equivalents and other equity-based awards that are intended to meet the exception for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. Prior to or soon after the beginning of the performance period, the Compensation Committee will establish the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Internal Revenue Code, will be based on one or more of the following criteria: total stockholder return; total stockholder return as compared to total stockholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes; earnings before interest expense, taxes, depreciation and amortization; earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access and funding availability; or asset quality; regulatory filings; regulatory approvals; or other operational, regulatory or department objectives.

Deferrals. The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of Company common stock that would otherwise be due to the grantee in connection with a grant under the Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.

Change of Control. If we experience a change of control and we are not the surviving corporation, unless the Compensation Committee determines otherwise, all outstanding options will be assumed or replaced with comparable options by the surviving corporation, and other outstanding grants will be converted into similar grants of the surviving corporation.

The Compensation Committee may also provide that:

•	outstanding options will become exercisable in whole or in part upon the change of control or such other event as the Board determines;

•	restrictions and conditions on stock awards will lapse in whole or in part upon the change of control or upon such other event as the Compensation Committee determines;

•	grantees holding stock units, dividend equivalents and other equity-based awards will receive payment in settlement of their awards in an amount and on terms determined by the Compensation Committee;

•	grantees will be required to surrender their outstanding options in exchange for a payment or payments by us, in cash or in shares of Company common stock, in an amount by which the fair market value of the underlying shares of Company common stock exceeds the exercise price, if any, on such terms as the Compensation Committee determines; or

•	after grantees have the opportunity to exercise their options, any unexercised options will be terminated on the date determined by the Compensation Committee.

In general terms, a change of control under the Plan occurs if:

•	a person, entity or affiliated group acquires more than 50% of our then outstanding voting securities;

•	we merge with another entity, unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	we sell or dispose of all or substantially all of our assets;

•	we are liquidated or dissolved; or

•	directors are elected to the Board such that a majority of the members of the Board will have been members of the Board for less than two years, unless the election or nomination of each new director was approved by at least two-thirds of the directors then in office at the beginning of the two-year period.

Amendment; Termination. The Board may amend or terminate the Plan at any time; except that our stockholders must approve any amendment if such approval is required in order to comply with the Internal Revenue Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by the Board or extended with stockholder approval, the Plan will terminate on June 8, 2014.

Proposal 3: Approval of the Auxilium Pharmaceuticals, Inc. 2006 Employee Stock Purchase Plan

On April 20, 2006, the Board adopted the Auxilium Pharmaceuticals, Inc. 2006 Employee Stock Purchase Plan (the “Stock Purchase Plan”), subject to stockholder approval at the Meeting. The Stock Purchase Plan will replace the Auxilium Pharmaceuticals, Inc. 2004 Employee Stock Purchase Plan, which will terminate on May 15, 2006.

The Board believes it is in the best interests of the Company and its stockholders to adopt the Stock Purchase Plan. The Stock Purchase Plan is intended to encourage ownership in Company common stock by eligible employees and to provide an additional incentive for them to promote the success of the business of the Company. If approved by our stockholders at the Meeting, the Stock Purchase Plan will be effective on July 1, 2006.

The affirmative vote of a majority of the votes cast at the Meeting is required to approve the Stock Purchase Plan, provided a quorum is present in person or by proxy. Votes may be cast (i) FOR, (ii) AGAINST or (ii) may ABSTAIN. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

The material terms of the Stock Purchase Plan are summarized below. A copy of the full text of the Stock Purchase Plan is attached to this Proxy Statement as Exhibit B. This summary of the Stock Purchase Plan is not intended to be a complete description of the Stock Purchase Plan and is qualified in its entirety by the actual text of the Stock Purchase Plan to which reference is made.

THE BOARD BELIEVES THAT THE APPROVAL OF THE STOCK PURCHASE PLAN IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND THEREFORE, IT RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE STOCK PURCHASE PLAN.

Summary of the Auxilium Pharmaceuticals, Inc. 2006 Employee Stock Purchase Plan

Administration. The Stock Purchase Plan is administered by the Compensation Committee, or any other committee appointed by the Board for such purpose. The Compensation Committee or other committee appointed by the Board to administer the Stock Purchase Plan will have the authority to make, adopt, interpret and enforce rules and regulations in accordance with the terms of the Stock Purchase Plan. All references to the Plan Administrator herein will be deemed to refer to the Compensation Committee or such other committee appointed by the Board of Directors to administer the Stock Purchase Plan.

Shares Available for Issuance Under the Stock Purchase Plan. The Company has reserved 300,000 shares of the Company’s common stock for issuance under the Stock Purchase Plan.

Adjustments. In connection with stock splits, stock dividends, recapitalizations and other events affecting Company common stock, the Plan Administrator will make adjustments as it deems appropriate to the maximum number and class of securities issuable under the Stock Purchase Plan, the maximum number and class of securities purchasable per participant on any purchase date, the maximum number and class of securities purchasable in total by all participants on any purchase date, and the number and class of securities and the price per share in effect under each outstanding option, in order to prevent the dilution or enlargement of benefits thereunder.

Eligibility. Each of our employees and employees of our subsidiaries that adopt the Stock Purchase Plan who are regularly expected to work more than 20 hours per week and for more than five months per calendar year will be eligible to participate in the Stock Purchase Plan. Under the requirements of the Internal Revenue Code, an employee who owns 5% or more of the total combined voting power of all classes of our stock is not eligible to participate. For purposes of determining who is a 5% owner, attribution of ownership rules apply, and shares of stock subject to outstanding options are taken into account.

Offering Period. Under the Stock Purchase Plan, there will be a series of consecutive offering periods. The first offering period will begin on July 1, 2006 and will end on December 31, 2006, if the stockholders approve the Stock Purchase Plan. Unless the Plan Administrator determines otherwise prior to the beginning of an offering period, each subsequent offering period will begin at six-month intervals on each January 1 and July 1 and last for six months, ending on June 30 or December 31, as the case may be. If any of the designated dates is not a business day, such date will be moved to the next business day.

Participation. Each eligible employee who elects to participate in an offering period will be granted an option to purchase shares of Company common stock on the first day of the offering period. The option will automatically be exercised on the last day of the offering period, which is the purchase date, based on the employee’s accumulated contributions to the Stock Purchase Plan. The purchase price of each share of Company common stock under the Stock Purchase Plan will be equal to 85% of the lesser of the fair market value per share of Company common stock on the first day of the offering period or the fair market value of Company common stock on the last day of the offering period. Participants will generally be permitted to allocate up to 10% of their compensation to purchase Company common stock under the Stock Purchase Plan.

Cessation of Participation. Participants may stop their participation in the Stock Purchase Plan at any time during any offering period. Participation ends automatically upon termination of employment or if the participant ceases to be an eligible employee.

Maximum Number of Purchasable Shares. The maximum number of shares that a participant may purchase on any purchase date may not exceed 15,000 shares, and the maximum number of shares purchasable in the aggregate by all participants in the Stock Purchase Plan on any one purchase date may not exceed 150,000 shares, subject to adjustment by the Plan Administrator prior to the beginning of the offering period and subject to share adjustments as described above. In addition, no participant may purchase more than $25,000 of Company common stock during each calendar year under the Stock Purchase Plan.

Change of Control. If we experience a change of control while the Stock Purchase Plan is in effect, all outstanding options under the Stock Purchase Plan will automatically be exercised immediately prior to the effective date of the change of control. The purchase price for each share of Company common stock under the Stock Purchase Plan on such purchase date will be equal to 85% of the lesser of the fair market value per share of Company common stock on the first day of the offering period or the fair market value of our stock immediately prior to the change of control. If a change of control occurs, the limitation on the aggregate number of shares that all participants may purchase on the purchase date will not apply.

In general terms, a change of control under the Stock Purchase Plan occurs if:

•	a person, entity or affiliated group acquires more than 50% of our then outstanding voting securities;

•	we merge with another entity, unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	we sell or dispose of all or substantially all of our assets;

•	we are liquidated or dissolved; or

•

after the date on which the Stock Purchase Plan is approved by our stockholders, directors are elected to our Board of Directors such that a majority of the members of our Board of Directors will have been members of our Board of Directors for less than two years, unless the election or nomination of each new director was approved by at least two-thirds of the directors then in office at the beginning of the two-year period.

Amendment. The Board may amend or terminate the Stock Purchase Plan at any time, with such amendment or termination to become effective immediately following the close of the existing offering period. The Board may amend or terminate the Plan immediately at any time if the Board deems such amendment or termination is appropriate to reduce or eliminate compensation expense for financial reporting purposes in connection with the Stock Purchase Plan. The Board of Directors may not amend the Stock Purchase Plan without stockholder approval if such amendment increases the number of shares of Company common stock issuable under the Stock Purchase Plan except for permissible adjustments in the event of changes in our capitalization, alters the purchase price formula to reduce the purchase price payable for shares purchasable under the Stock Purchase Plan, or modifies the eligibility requirements under the Stock Purchase Plan.

Termination. Unless sooner terminated by the Board, the Stock Purchase Plan will terminate upon the earliest of (i) June 30, 2016, (ii) the date all shares available for issuance under the plan have been issued; or (iii) the date all options are exercised in connection with a change in control.

The last reported sale price of a share of Company common stock on the Nasdaq National Market on April 20, 2006 was $8.14.

Federal Income Tax Consequences

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to grants that may be awarded under the Stock Purchase Plan. The Stock Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The Stock Purchase Plan is not intended to qualify under section 401 of the Internal Revenue Code and is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended. This description of the federal income tax consequences of the Stock Purchase Plan is not a complete description. There may be different tax consequences under certain circumstances, and there may be federal gift and estate tax consequences and state and local tax consequences. All affected individuals should consult their own advisors regarding their own situation. This discussion is intended for the information of the stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who will participate in the Stock Purchase Plan.

Under the Internal Revenue Code as currently in effect, a participant in the Stock Purchase Plan will not be deemed to have recognized income, nor will the Company be entitled to a deduction, upon the participant’s purchase of Company common stock under the Stock Purchase Plan. Instead, a participant will recognize income when he or she sells or otherwise disposes of the Company common stock or upon his or her death.

If a participant sells Company common stock purchased under the Stock Purchase Plan more than two years after the date on which the option to purchase the Company common stock was granted and more than one year after the purchase of the Company common stock (the holding period), a portion of the participant’s gain will be ordinary income and a portion will be capital gain. The participant will be taxed at ordinary income tax rates on the excess of the value of the Company common stock when the option was granted (on the first day of the offering period) over the purchase price, or, if less, the entire gain on the sale. The participant will have additional capital gain or loss equal to the difference, if any, between the proceeds of the sale and the participant’s basis in the Company common stock (the purchase price plus any ordinary income realized). The capital gain rate will depend on how long the Company common stock is held by the participant. The Company will not be entitled to any tax deduction with respect to a sale by a participant after the holding period.

If a participant sells Company common stock before the expiration of the holding period, the participant generally will be taxed at ordinary income tax rates to the extent that the value of the Company common stock, when purchased, exceeded the purchase price. The Company will be entitled to a corresponding deduction. The participant will have additional capital gain or loss on the difference between the proceeds of the sale and the participant’s basis in the Company common stock (the purchase price plus any ordinary income realized). The capital gain rate will depend on how long the Company common stock is held by the participant.

The estate of a participant who dies while holding Company common stock purchased under the Stock Purchase Plan will recognize ordinary income in the year of the participant’s death in an amount equal to the excess of the value of the Company common stock when the option was granted over the purchase price, or, if less, the amount by which the fair market value of the Company common stock on the date of death exceeds the purchase price.

Proposal 4: Ratification of Selection of Independent Registered Public Accounting Firm

Subject to ratification by our stockholders, the Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2006. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since October 2005. PricewaterhouseCoopers LLP has informed us that they are not aware of any additional independence-related relationships between their firm and us other than the professional services discussed in “Independent Registered Public Accounting Firm Fees and Other Matters” below. From June 2002 until our engagement of PricewaterhouseCoopers LLP in October 2005, KPMG LLP served as our independent registered public accounting firm.

The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2006. Votes may be cast (i) FOR, (ii) AGAINST or (iii) may ABSTAIN. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

Although stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by law, the Board believes that it is desirable to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the Meeting, the selection of such independent registered public accounting firm will be reconsidered by the Audit Committee of the Board. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm during the year if the Audit Committee determines such a change would be in the best interests of Auxilium and its stockholders.

One or more representatives of PricewaterhouseCoopers LLP is expected to attend the Meeting and will have an opportunity to make a statement and respond to appropriate questions from our stockholders.

THE BOARD BELIEVES THAT THE AUDIT COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2006 IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND THEREFORE, IT RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

Independent Registered Public Accounting Firm Fees and Other Matters

The following table sets forth the aggregate fees paid to PricewaterhouseCoopers LLP, our current registered public accounting firm, for professional services rendered with respect to Fiscal 2005 and the aggregate fees paid to KPMG LLP, our former registered public accounting firm, for professional services rendered with respect to Fiscal 2005 and Fiscal 2004.

Fee Category	2005	2004
Audit Fees (1)	$377,000	$878,000
Audit-Related Fees	—	—
Tax Fees (2)	88,000	25,000
All Other Fees	—	—

Total Fees	$465,000	$903,000

(1)	Consists of fees paid for professional services rendered with respect to the audit of our consolidated financial statements for Fiscal 2005 and 2004, respectively, and the review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q. In Fiscal 2005, $80,000 was paid to PricewaterhouseCoopers LLP and $297,000 was paid to KPMG LLP. The fees paid for professional services in Fiscal 2004 include fees associated with our Registration Statement on Form S-1, which was filed during Fiscal 2004.

(2)	Consists of fees paid to KPMG LLP for professional services rendered relating to tax compliance, tax advice and planning and tax return preparation in Fiscal 2005 and 2004, respectively.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve up to $15,000 of tax services to be provided to us by our independent registered public accounting firm. Any approval of tax services by the Chairman pursuant to this delegated authority must be reported to the full Audit Committee at its next scheduled meeting.

The prior approval of the Audit Committee was obtained for all services provided by KPMG LLP and PricewaterhouseCoopers LLP since the establishment of the Audit Committee in June 2004.

Change in Accountants

On October 7, 2005, we dismissed KPMG LLP as our independent registered public accounting firm. The dismissal was approved by the Audit and Compliance Committee of the Board. The audit reports of KPMG LLP on the consolidated financial statements of the Company and subsidiaries as of and for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the fiscal years ended December 31, 2004 and 2003, and the subsequent interim period through October 7, 2005, there were: (1) no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreement(s), if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, or (2) no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission (“Regulation S-K”), except that, as we previously disclosed in Item 9A of our Annual Reports on Form 10-K for the fiscal years ended December 31, 2004 and December 31, 2005, and in Item 4 of our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005, KPMG LLP determined in connection with its audit of our consolidated financial statements as of December 31, 2004 and for the period then ended that material weaknesses in our internal control over financial reporting existed as a result of certain employees non-compliance with approval controls with respect to certain agreements and transactions and failure to disclose certain related party transactions.

Management believes that by taking the actions described in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2004 and December 31, 2005 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005, we remedied those material weaknesses in our internal control over financial reporting that were the result of the non-compliance by certain specified employees and concluded that our disclosure controls and procedures were effective as of June 30, 2005.

On October 7, 2005, we engaged PricewaterhouseCoopers LLP, effective October 7, 2005, to serve as our independent public registered accounting firm for all interim periods in 2005 subsequent to June 30, 2005 and for the year ended December 31, 2005. The engagement of PricewaterhouseCoopers LLP was approved by the Audit and Compliance Committee of the Board. The Audit and Compliance Committee discussed the subject matter of the material weaknesses with KPMG LLP, and we authorized KPMG LLP to respond fully to the inquiries of PricewaterhouseCoopers LLP concerning the material weaknesses.

During the fiscal years ended December 31, 2004 and 2003 and through the subsequent interim period through October 7, 2005, neither we nor anyone on our behalf consulted with PricewaterhouseCoopers LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements or (ii) any matter that was the subject of a “disagreement”, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event”, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Other Matters

As of the date of this Proxy Statement, the Board does not know of any other matters that may come before the Meeting, other than as set forth in the Notice of Annual Meeting of Stockholders and this Proxy Statement. If any other matters properly come before the Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

Deadline for Submission of Stockholder Proposals for the 2007 Annual Meeting of Stockholders

Proposals of stockholders intended to be presented at the 2007 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by us no later than the close of business on December 29, 2006 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to Jennifer Evans Stacey, Esq., Secretary of Auxilium, at the address set forth below.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to the Board and of other business that stockholders wish to present for action at an Annual Meeting of

Stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 as described above). Such nominations and proposals, other than those made by or on behalf of the Board, must be made by notice in writing delivered to the Secretary at the address set forth below, and received no earlier than February 6, 2007 and no later than March 8, 2007, assuming that the 2007 Annual Meeting of Stockholders is to be held between May 17, 2007 and August 5, 2007, as we currently anticipate. In the event that the 2007 Annual Meeting of Stockholders is not held between May 17, 2007 and August 5, 2007, notice of stockholder nominees or proposals must be received no earlier than 120 days before the date of the 2007 Annual Meeting of Stockholders and no later than 90 days before the date of the 2007 Annual Meeting of Stockholders or the 10th day following our first public announcement of the date of such meeting, whichever is later. Our bylaws also require that such notice contain certain additional information. Copies of our bylaws can be obtained without charge from the Secretary.

•	Proposals and notices mailed should be addressed to Jennifer Evans Stacey, Esq., Secretary, Auxilium Pharmaceuticals, Inc., 40 Valley Stream Parkway, Malvern, PA 19355.

ADDITIONAL INFORMATION ABOUT DIRECTORS

Affirmative Determination Regarding Director Independence and Other Corporate Governance Matters

The Board has determined that each of our directors, except for Gerri A. Henwood, is an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD”). The Board also has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees as prescribed by the NASD, the Securities and Exchange Commission (the “SEC”), the Internal Revenue Service and applicable committee charters. The Board has further determined that Mr. Bescherer, the Chairman of our Audit Committee, is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

Code of Conduct. In June 2004, the Board adopted a Code of Conduct applicable to all our directors, officers and employees. The Board amended the Code of Conduct effective January 30, 2006. With respect to any further amendments or waivers of the Code of Conduct (to the extent applicable to the Company’s chief executive officer, principal accounting officer or controller, or persons performing similar functions) the Company intends to either post such amendments or waivers on its website, www.auxilium.com, or disclose such amendments or waivers pursuant to a Current Report on Form 8-K. Our Code of Conduct contains written standards designed to deter wrongdoing and to promote:

•	honest and ethical conduct by our directors, officers and employees, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that we submit to the SEC and in our other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of our Code of Conduct to appropriate persons or through our hotline; and

•	accountability for adherence to our Code of Conduct.

Our Code of Conduct is posted on our website at www.auxilium.com under the heading “Investor Relations—Corporate Governance.”

Committees and Meetings of our Board of Directors

Board of Directors. The Board held 22 meetings during Fiscal 2005. Throughout this period, each member of the Board attended or participated in at least 75% of the aggregate of the total number of duly constituted meetings of the Board held during the period for which such person had been a director, and the total number of meetings held by all committees of the Board on which each such director served during the periods the director served. The Board has three standing committees: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee, each of which operates under a charter that has been approved by the Board. Each of these charters is posted on our website at www.auxilium.com under the heading “Investor Relations—Corporate Governance.” Our Corporate Governance Guidelines provide that directors are expected to attend our Annual Meeting of Stockholders. Six of our seven directors attended the 2005 Annual Meeting.

Compensation Committee. Our Compensation Committee was established in June 2004 pursuant to the Compensation Committee Charter posted on our website at www.auxilium.com under the heading “Investor Relations—Corporate Governance.” Specific responsibilities of our Compensation Committee include:

•	establishing and periodically reviewing our compensation philosophy and the adequacy of our compensation plans and programs;

•	preparing our report on executive compensation for inclusion in our annual proxy statement in accordance with SEC rules and regulations;

•	reviewing and recommending approval of compensation of our executive officers;

•	administering our stock incentive and employee stock purchase plans; and

•	reviewing and making recommendations to our board with respect to incentive compensation and equity plans.

The members of our Compensation Committee are Mr. Churchill (Chairman), Dr. Chambon, Mr. Classon and Dr. Fetzer, who joined the Compensation Committee in December 2005. Our Compensation Committee held nine meetings during Fiscal 2005.

Audit and Compliance Committee. Our Audit Committee was established in June 2004 pursuant to the Audit and Compliance Committee Charter. The Audit and Compliance Committee Charter is posted on our website at www.auxilium.com under the heading “Investor Relations—Corporate Governance.”

Our Audit Committee assists the Board in its oversight and review of:

•	our accounting and financial reporting processes;

•	the audits of our financial statements, including the integrity of our financial statements;

•	our critical accounting policies and estimates;

•	our compliance with legal matters;

•	the preparation of the report required to be included in our annual proxy statement in accordance with SEC rules and regulations;

•	the adequacy and effectiveness of our internal controls;

•	our independent auditors’ qualifications and independence; and

•	the performance of our independent auditors.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors, overseeing their work and monitoring the rotation of partners on our engagement team, as required by law. All audit services and all non-audit services to be provided to us by our independent auditors must be approved in advance by the Audit Committee. The Audit Committee also discusses with management and our independent auditors the results of any annual audit and review of our quarterly financial statements.

The members of the Audit Committee are Mr. Bescherer (Chairman), Mr. Altomari, who joined the Audit Committee in December 2005, and Mr. Classon, each of whom is an “independent director” under applicable Nasdaq listing standards promulgated by the NASD. Mr. Bescherer is our “audit committee financial expert” as required by Section 407 of the Sarbanes-Oxley Act of 2002. We believe that the composition of our Audit Committee meets the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002, as well as Nasdaq and SEC rules and regulations. We believe that the functioning of the Audit Committee complies with the applicable requirements of the Sarbanes-Oxley Act of 2002, as well as Nasdaq and SEC rules and regulations. The Audit Committee held 23 meetings during Fiscal 2005.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee was established in June 2004, pursuant to the Nominating and Corporate Governance Committee Charter posted on our website at www.auxilium.com under the heading “Investor Relations—Corporate Governance.”

Specific responsibilities of our Nominating and Corporate Governance Committee include:

•	identify and recommend nominees for election to our board of directors;

•	develop and recommend to our board our corporate governance principles; and

•	oversee the evaluation of our board and management.

Our Nominating and Corporate Governance Committee is composed solely of “independent directors”, which directors are deemed to be independent under applicable Nasdaq listing standards promulgated by the NASD. The members of our Nominating and Corporate Governance Committee are Dr. Chambon (Chairman), Mr. Bescherer and Mr. Purcell. Our Nominating and Corporate Governance Committee held four meetings during Fiscal 2005.

Director Candidates

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, retention for a fee of search firms, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee will apply the criteria contained in the Nominating and Corporate Governance Committee’s charter. These criteria include the candidate’s understanding of and experience in the pharmaceutical industry, understanding of and experience in accounting oversight and governance, finance and marketing and leadership experience with public companies or other significant organizations. We believe that the backgrounds and qualifications of our directors as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business.

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate information about the candidate that would be required to be included in a proxy statement under the rules of the SEC, information about the relationship between the candidate and the recommending stockholder, the consent of the candidate to serve as a director and proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned to the Nominating and Corporate Governance Committee via U.S. Mail (including courier or expedited delivery service) to the address set forth below. Assuming that appropriate material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

•	Candidate and related information should be addressed to Nominating and Corporate Governance Committee c/o Auxilium Pharmaceuticals, Inc., 40 Valley Stream Parkway, Malvern, PA 19355.

Stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth herein under the heading “Deadline for Submission of Stockholder Proposals for the 2007 Annual Meeting of Stockholders” beginning on page 17.

In December 2005, our Board of Directors, upon recommendation of our Nominating and Corporate Governance Committee, appointed Al Altomari and Oliver S. Fetzer, Ph.D., to serve as directors to fill vacancies on our Board of Directors. Mr. Altomari was recommended to our Nominating and Corporate Governance Committee by a search firm with which we contracted to identify director candidates. Mr. Fetzer was recommended to our Nominating and Corporate Governance Committee by one of our directors.

Communicating with our Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board is primarily responsible for monitoring communications from our stockholders and for providing copies or summaries of such correspondence to the other directors as he considers appropriate.

Stockholders who wish to send communications on any topic to the Board as a whole should send such communication to the attention of the Chairman of the Board of Directors via U.S. Mail (including courier or expedited delivery service) to the address set forth below or by facsimile at 484-321-5996.

Stockholders who wish to send communications on any topic to an individual director in his or her capacity as a member of the Board, may send such communications to the attention of the individual director via U.S. Mail (including courier or expedited delivery service) to the address set forth below or by facsimile at 484-321-5996.

•	Communications should be addressed to Auxilium Pharmaceuticals, Inc., 40 Valley Stream Parkway, Malvern, PA 19355.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2005, the members of our Compensation Committee were Mr. Churchill (Chairman), Dr. Chambon, Mr. Classon, and Dr. Fetzer, who joined the Compensation Committee in December 2005. None of our executive officers serves as a member of the Compensation Committee, or any other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as members of our Compensation Committee. No member of our Compensation Committee has ever been our employee. The issuance of options to members of our Compensation Committee is discussed herein under the heading “Compensation of Directors” below.

A member of our Compensation Committee, Dr. Chambon, is a Managing Director of New Leaf Venture Partners, L.L.C., or New Leaf. In Fiscal 2005, we paid $90,000 to Lathian Systems, or Lathian, for marketing services. New Leaf has entered into sub-advisory agreements with two investment funds which have investments in Lathian.

In October 2003, one of our directors, Mr. Winston J. Churchill, personally loaned Ms. Henwood, our Chief Executive Officer and Interim President, and her husband $100,000 for personal financial reasons. This loan bears interest at the prime rate compounded monthly and is repayable on demand. As of December 31, 2005, the total amount owed was $90,457.

Compensation of Directors

During Fiscal 2005, the non-employee members of the Board, other than the Chairman of the Board, received an annual retainer for all services rendered as outside directors of $15,000 and received options to purchase 15,000 shares of the Company’s common stock. The Chairman of the Board received an annual retainer for all services rendered as Chairman of $90,000 and received options to purchase 50,000 shares of Company common stock. In addition, non-employee directors received the following fees for each meeting of the Board or a committee of the Board attended by each director in person or telephonically:

Meeting	Fee ($) Effective 1/01/05 – 12/01/05	Fee ($) Effective 12/02/05 – present
Board of Directors	1,500	2,000
Audit and Compliance Committee Chairman	3,000	3,500
Audit and Compliance Committee (non-chairman)	1,000	1,500
Compensation Committee Chairman	2,000	2.500
Compensation Committee (non-chairman)	1,000	1,500
Nominating and Corporate Governance Committee Chairman	2,000	2,500
Nominating and Corporate Governance Committee (non-chairman)	1,000	1,500

Meeting fees are paid quarterly in arrears and non-employee directors are reimbursed for their reasonable expenses incurred in attending meetings of the Board and a committee of the Board.

Effective December 2, 2005, each non-employee who is elected (or re-elected) to serve as a director will automatically be granted an option to purchase 15,000 shares of the Company’s common stock, except for the Chairman of the Board who will receive an option to purchase 50,000 shares of the Company’s common stock as described above.

Our directors who are also our employees serve without additional compensation.

Report of the Audit and Compliance Committee

The Audit and Compliance Committee (the “Audit Committee”) of the Board of Directors of Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Edwin A. Bescherer, Jr. (Chairman), Al Altomari and Rolf A. Classon. Mr. Altomari joined the Audit Committee in December 2005.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the Company’s audited financial statements for the year ended December 31, 2005. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with management the critical accounting policies applied by management in the preparation of the Company’s financial statements. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss their respective evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting and the scope and plans for their respective audits.

Internal Investigation

As a result of disclosures by management, on March 21, 2005, the Audit Committee initiated an internal investigation regarding certain transactions and compliance with the Company’s disclosure controls and procedures. Based on their evaluation, and in particular the report of the Company’s General Counsel of the results of the report of the internal investigation conducted by the Audit Committee, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures during the year ended December 31, 2005 had, at times, been ineffective and there had been, at times, material weaknesses in internal control over financial reporting as a result of non-compliance by certain employees. However, the Chief Executive Officer and Chief Financial Officer also concluded that such disclosure controls and procedures were effective as of December 31, 2005.

The Company took a number of actions designed to improve compliance with its disclosure controls and procedures and internal control over financial reporting, including separating the functions of Chief Executive Officer and Chairman of the Board, naming the Vice Chairman of the Board, Rolf Classon, as Chairman of the Board, and instituting a specific related-party transaction approval process and a management training program focused on educating management personnel on the types of issues that require disclosure under the rules and regulations of the Securities and Exchange Commission (the “SEC”). For detail regarding the scope of the investigation, the findings and the remedial actions, please see Item 9A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC.

Conclusion

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC.

Respectfully submitted,

By the Audit and Compliance Committee of the Board of

    Directors of Auxilium Pharmaceuticals, Inc.

    Edwin A. Bescherer, Jr., Chairman

    Al Altomari

    Rolf A. Classon

April 28, 2006

INFORMATION ABOUT EXECUTIVE OFFICERS

Background Information About Executive Officers

Our executive officers are elected annually by the Board and serve until their successors are duly elected and qualified. The following table identifies our current executive officers:

Name	Age	Position	Executive Officer Since
Gerri A. Henwood (1)	53	Chief Executive Officer, Interim President and Director	July 1999
James E. Fickenscher (2).	42	Chief Financial Officer	May 2005
Jyrki Mattila, M.D., Ph.D. (3)	51	Executive Vice President, Business Development, Research and Development and Technical Operations	August 2003
Jennifer Evans Stacey, Esq. (4)	41	Executive Vice President, Secretary and General Counsel	February 2005
Edward F. Kessig (5)	45	Vice President, Sales	February 2006

(1)	Gerri A. Henwood’s biographical information is set forth under the heading “DISCUSSION OF PROPOSALS—Proposal 1: Election of Directors” beginning on page 6.

(2)	James E. Fickenscher has served as our Chief Financial Officer since May 2005. From January 2000 until April 2004, Mr. Fickenscher served as Senior Vice President, Chief Financial Officer of Aventis Behring L.L.C., a wholly owned subsidiary of Aventis, predecessor to Sanofi-Aventis. Mr. Fickenscher joined Aventis Berhing L.L.C. in 1995 as Vice President, Business Development and Strategic Planning and, from that time until 2000, also held the positions of General Manager, Japan and Vice President & General Manager, Hemophilia Business Unit. Throughout his tenure at Aventis Behring L.L.C., he was also responsible for strategic planning. Prior to Aventis Berhing L.L.C., Mr. Fickenscher worked at Rhone-Poulenc Rorer, predecessor to Sanofi-Aventis, in its Collegeville, Pennsylvania and Paris, France offices and at Deloitte-Haskins & Sells. Mr. Fickenscher received his B.S. at Bloomsburg University of Pennsylvania. He is a member of the American Institute of Certified Public Accountants.

(3)	Jyrki Mattila, M.D., Ph.D., was promoted to the position of Executive Vice President, Business Development, Research and Development and Technical Operations in January 2005. Dr. Mattila served as our Executive Vice President, Business Development from August 2003 until January 2005. From 1990 to July 2003, Dr. Mattila served in a variety of positions at Orion Pharma, the pharmaceutical division of the Orion Group, a Finnish company specializing in healthcare products, as President of Orion Pharma from 1996 to 2002, as Senior Vice President of Clinical Research & Development and International Operations from 1995 to 1996, and as Senior Vice President of Business Development from 1990 to 1995. Mr. Mattila holds an M.D. and a Ph.D. in Pharmacology from the University of Helsinki Medical School, and an M.B.A. from the Helsinki School of Economics and Business Administration.

(4)	Jennifer Evans Stacey, Esq. has served as our Executive Vice President, Secretary and General Counsel since February 2005. Until April 2004, Ms. Stacey was Senior Vice President, Corporate Communications and General Counsel of Aventis Behring L.L.C., a wholly owned subsidiary of Aventis, predecessor to Sanofi-Aventis. Ms. Stacey held the General Counsel position from the formation of Aventis Behring in 1995 and also served as Secretary to the Board of Directors. Prior to the formation of Aventis Behring, Ms. Stacey was with Rhône-Poulenc Rorer (predecessor company of Aventis), first at its headquarters in Collegeville, PA and then at its offices in Paris, France as International Counsel. Ms. Stacey began her legal career at King & Spalding in Washington, D.C., where she served as an associate in the Corporate Finance Department. Ms. Stacey graduated with a B.A. from Princeton University and obtained her J.D. from University of Pennsylvania Law School.

(5)

Edward F. Kessig has served as our Vice President of Sales since October of 2004. Starting in 2001, Mr. Kessig was Senior Director of North American Sales for INOTherapeutics, Inc. Mr. Kessig began his pharmaceutical career as a Neurology representative for Athena Neurosciences, Inc. (“Athena”) in 1992. Later that year he assumed the role of Regional Manager for the Northeast and became the National Sales Manager of Primary Care after Elan Pharmaceuticals (“Elan”) purchased Athena in 1995. While with Elan, Mr. Kessig held various senior sales roles in the Neurology and Pain Management and also served on the Strategic Planning Committee after the merger with Dura Pharmaceuticals in 2000. Mr. Kessig has an M.B.A. in Finance from St. John’s University.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is currently composed of four members, acts under a written charter and complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC and the NASD. The Compensation Committee held nine meetings during Fiscal 2005.

The Compensation Committee is responsible for establishing and overseeing the policies and plans related to compensation and benefits for officers and other Auxilium employees, including the “Named Executives” listed in the Summary Compensation Table beginning on page 30 of this Proxy Statement. The Compensation Committee evaluates the Company’s compensation policies and practices against current and emerging competitive practices, legal and regulatory developments, and corporate governance trends.

This report provides information regarding policies and practices concerning compensation for the Chief Executive Officer and the other executive officers of Auxilium.

Compensation Overview

The Compensation Committee is responsible for (a) the establishment and periodic review of Auxilium’s compensation philosophy and the adequacy of the compensation plans for officers and other employees, (b) the establishment of compensation arrangements and incentive goals for officers and the administration of compensation plans, (c) the review of the performance of officers, the award of incentive compensation and the adjustment of compensation arrangements as appropriate based on performance, and (d) the review and monitoring of management development and succession plans.

The members of the Compensation Committee, Mr. Churchill (Chairman), Dr. Chambon, Mr. Classon and Dr. Fetzer, are independent directors of Auxilium. Dr. Fetzer joined the Compensation Committee in December 2005.

Executive compensation consists of three principal elements: (a) salary, (b) short-term incentive awards and (c) long-term incentive awards. Auxilium provides additional retirement and other benefits for executives similar to those provided by other corporations in Auxilium’s industry.

The Compensation Committee’s decision as to the appropriate level of compensation and mix of the various components of overall compensation for any executive officer is based, among other things, on the Compensation Committee’s evaluation of the degree to which each individual has demonstrated leadership, execution on operational strategies and the potential to enhance long-term shareholder value. The Compensation Committee does not apply fixed weighting or formulas when it considers the criteria applied to each component of an individual’s overall compensation. Rather, the Compensation Committee exercises its judgment in determining the appropriate amount of each component of an individual’s overall compensation.

To assist the Compensation Committee with its responsibilities and to assess the competitiveness of the Company’s executive compensation levels, it is regularly provided with briefing materials and it has retained an independent compensation consultant that reports to the Compensation Committee directly. In analyzing the data provided by its independent consultant, the Compensation Committee reviews compensation levels at comparable organizations in Auxilium’s industry.

Salary

The salary level for each Auxilium executive officer is based principally on the executive’s responsibilities. Consideration also is given to factors such as the individual’s experience and performance and salaries paid to executive officers by comparable companies. When determining adjustments to each executive officer’s salary, consideration also is given to prevailing economic conditions and the adjustments being given to other employees within Auxilium.

Short-Term Incentive Awards

Short-term incentive awards, paid annually in cash, are for individual contributions to Auxilium’s financial performance. In considering the appropriate level of short-term compensation awards for Auxilium’s officers for Fiscal 2005, the Compensation Committee considered:

•	the report of the compensation consultant hired to review the competitiveness of Auxilium’s compensation programs;

•	each individual’s contribution to the growth of Auxilium during Fiscal 2005;

•	complexity of an individual’s position;

•	scope of an individual’s responsibilities;

•	the degree to which the individual achieved performance goals;

•	the Compensation Committee’s experience with the competitive labor market in Auxilium’s industry; and

•	any other considerations that the Compensation Committee deemed relevant with respect to a particular individual, including the accomplishment of operational missions, new product development, improvements in operational efficiencies, and contributions to strategically important goals.

In determining the short-term incentive award for the Chief Executive Officer, the Compensation Committee reviewed the Chief Executive Officer’s performance against the foregoing criteria as well as the Compensation Committee’s assessment of Auxilium’s financial and non-financial performance. The non-financial measures that the Compensation Committee considers when establishing the Chief Executive Officer’s short term incentive award, include, among other things, the degree to which the Company has been able to execute on its strategies to develop its product candidates and respond to the challenges posed by the research and development cycle. The Compensation Committee also considers talent management (including the recruitment and development of a diverse and superior talent pool), and morale of and productivity of management.

In determining the short-term incentive awards for the other executive officers, the Chief Executive Officer reviewed Auxilium’s performance and the individual contribution of each executive officer and made recommendations to the Compensation Committee with respect to the appropriate short-term incentive amount to be awarded to each individual for Fiscal 2005. The Compensation Committee met with the Chief Executive Officer to consider such recommendations, made appropriate changes and approved the short-term incentive awards.

Long-Term Incentive Awards

Long-term incentive awards are considered an important complement to the elements of Auxilium’s executive officers’ compensation because they align the executives’ interests with stockholders’ interests. A principal factor influencing the market price of Auxilium’s stock is Auxilium’s performance as reflected in its sales, earnings, cash flow and other results. By granting stock options or restricted stock to Auxilium’s executive officers, the executive officers are encouraged to achieve consistent improvements in Auxilium’s performance.

Auxilium’s stockholders have approved the plans under which such awards are made. The exercise price of option grants equals the closing market price of Auxilium’s stock on the date of such grant. Accordingly, options will only yield income to the executive if the market price of Auxilium’s stock is greater at the time of exercise than it was when the option was granted. Awards of shares of restricted stock are subject to forfeiture restrictions, which prohibit the recipient from selling such shares until all vesting conditions have been met. Grants of options and awards of restricted stock provide inducements to the executive officers to remain with Auxilium over the long term, enhance corporate performance and, correspondingly, enhance stockholder value. When determining whether to make grants of stock options or awards of restricted stock, as well as the size of such grants or awards, for Fiscal 2005 the Compensation Committee considered:

•	the report of the compensation consultant hired to review the competitiveness of Auxilium’s compensation programs;

•	the Compensation Committee’s assessment of each individual’s contribution to the long-term health and growth of Auxilium during Fiscal 2005;

•	retention considerations;

•	the Compensation Committee’s experience with the competitive labor market in Auxilium’s industry; and

•	any other considerations that the Compensation Committee deemed relevant with respect to a particular individual, including the accomplishment of operational missions, new product development, improvements in operational efficiencies and contributions to strategically important goals.

Chief Executive Officer Compensation

In determining the appropriate levels for Ms. Henwood’s Fiscal 2005 base salary and short-term incentive award, the Compensation Committee considered the same factors it considered when setting base compensation levels and short-term incentive awards for Auxilium’s other Named Executives. The Compensation Committee also considered Auxilium’s overall performance, initiatives taken to strengthen Auxilium’s competitive position and Ms. Henwood’s leadership of Auxilium and its senior management. After considering the foregoing factors, the Compensation Committee approved a Fiscal 2005 annual base salary of $340,000 for Ms. Henwood. This represented an approximately 5% increase over the $321,750 salary that she received in Fiscal 2004.

Based on the Fiscal 2005 performance of Ms. Henwood and Auxilium, and as an incentive for future performance, the Compensation Committee approved a cash annual incentive award for Ms. Henwood of $178,500. The Compensation Committee’s decision on Ms. Henwood’s annual cash incentive award was based, in part, on the successful completion of a $40.4 million private placement, Testim’s increase in market share of total prescriptions for the testosterone replacement market, the execution of a co-promotion agreement with Oscient Pharmaceuticals Corp. to promote Testim in the U.S. to primary care physicians and the advancement of product candidates.

The Committee also reviewed perquisites and other compensation paid to Ms. Henwood for Fiscal 2005, and found these amounts to be reasonable.

Section 162(m)

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the Chief Executive Officer or any other Named Executive whose compensation is required to be reported in the Summary Compensation Table. Auxilium’s policy is generally to preserve the federal income tax deductibility of compensation paid to its executives. Accordingly, to the extent feasible, Auxilium takes action to preserve the deductibility of certain stock-based incentive awards to its executive officers. However, the Compensation Committee retains the flexibility to authorize compensation that may not be deductible if it believes that it is in the interest of Auxilium to do so. The Compensation Committee believes that all compensation paid to its executives in 2005 was deductible.

Respectfully submitted,

By the Compensation Committee of the Board of

Directors of Auxilium Pharmaceuticals, Inc.

Winston J. Churchill, Chairman

Philippe O. Chambon, M.D., Ph.D.

Rolf A. Classon

Oliver S. Fetzer, Ph.D.

April 28, 2006

Executive Compensation

Summary of Compensation in Fiscal 2005, 2004 and 2003

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during Fiscal 2005, Fiscal 2004 and the year ended December 31, 2003 (“Fiscal 2003”), awarded to, earned by or paid to: (i) the individual who served as our Chief Executive Officer during Fiscal 2005, (ii) our executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of Fiscal 2005; and (iii) two individuals for whom disclosure would have been provided pursuant to (ii) but for the fact that such individuals were not serving as executive officers at the end of Fiscal 2005 (collectively, the “Named Executives”).

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation ($)
Gerri A. Henwood Chief Executive Officer, Interim President and Director	2005	339,711	178,500	—		—	—	7,720	(1)
	2004	321,750	100,000	—		432,000	140,000	8,129	(2)
	2003	301,154	30,000	—		—	—	7,918	(3)
James E. Fickenscher Chief Financial Officer	2005	152,758	112,840	—		119,500	100,000	1,783	(4)
	2004	—	—	—		—	—	—
	2003	—	—	—		—	—	—
Jyrki Mattila, M.D., Ph.D. Executive Vice President, Business Development, Research and Development and Technical Operations	2005	296,154	110,250	—		—	105,000	3,500	(4)
	2004	245,577	105,000	50,439	(5)	82,944	75,840	—
	2003	94,327	30,000	60,438	(6)	—	12,000	—

Jennifer Evans Stacey, Esq. Executive Vice President, Secretary and General Counsel	2005	224,035	134,200	—		—	110,000	2,019	(4)
	2004	—	—	—		—	—	—
	2003	—	—	—		—	—	—
Edward F. Kessig Vice President, Sales	2005	215,000	94,600	—		—	10,000	14,517	(7)
	2004	37,572	13,000	—		—	55,000	1,809	(8)
	2003	—	—	—		—	—	—
Cornelius (Neil) H. Lansing II Former Chief Financial Officer and Executive Vice President Logistics (9)	2005	153,846	—	—		—	—	—
	2004	213,792	150,000	—		28,000	43,000	2,567	(4)
	2003	204,810	12,000	—		—	—	3,000	(4)

(1)	Represents $5,657 of disability insurance premiums and $2,063 of 401(k) matching contributions.

(2)	Represents $5,656 of disability insurance premiums and $2,473 of 401(k) matching contributions.

(3)	Represents $5,656 of disability insurance premiums and $2,262 of 401(k) matching contributions.

(4)	Represents 401(k) matching contributions.

(5)	Represents $35,000 of educational expense reimbursement for Dr. Mattila’s two children and $15,439 of tax gross-up payments related to these reimbursements.

(6)	Represents $20,000 of educational expense reimbursement for Dr. Mattila’s two children, $25,776 of relocation expense reimbursement and $14,662 of tax gross-up payments related to these reimbursements.

(7)	Represents $11,513 of automobile allowance and $3,004 of 401(k) matching contributions.

(8)	Represents automobile allowance.

(9)	Effective May 18, 2005, Mr. Lansing ceased serving as our Chief Financial Officer and Executive Vice President, Logistics. We currently employ Mr. Lansing on a part time basis to provide financial analysis services.

Option Grants in Fiscal 2005

The following table sets forth information concerning individual grants of stock options made pursuant to the 2004 Equity Compensation Plan during Fiscal 2005 to each of the Named Executives.

Individual Grants
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year (%) (1)	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term ($) (2)
						5%	10%
Gerri A. Henwood	—		—	—	—	—	—
James E. Fickenscher	100,000	(3)	12	4.78	5/18/2015	300,612	761,809
Jyrki Mattila, M.D., Ph. D	105,000	(4)	12	5.36	3/16/2015	353,942	896,958
Jennifer Evans Stacey, Esq.	110,000	(5)	13	5.36	3/16/2015	370,996	939,671
Edward F. Kessig	10,000	(6)	1	5.36	3/16/2015	33,709	85,425
Neil Lansing	—		—	—	—	—	—

(1)	Options to purchase an aggregate of 869,092 shares of common stock were granted to employees pursuant to and in accordance with our 2004 Equity Compensation Plan during Fiscal 2005.

(2)	The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. SEC rules specify the 5% and 10% assumed annual rates of compounded stock price appreciation, which do not represent our estimate or projection of future common stock prices. These amounts represent assumed rates of appreciation in value of our common stock from the fair value on the date of grant. Actual gains, if any, on stock option exercises depend on the future performance of our common stock and overall market conditions. The amounts reflected in the table above may not necessarily be achieved.

(3)	The option to purchase 100,000 shares was granted on May 18, 2005. The option becomes exercisable in four equal annual installments beginning on May 18, 2006.

(4)	The option to purchase 105,000 shares was granted on March 16, 2005. The option becomes exercisable in four equal annual installments beginning on March 16, 2006.

(5)	The option to purchase 110,000 shares was granted on March 16, 2005. The option becomes exercisable in four equal annual installments beginning on March 16, 2006.

(6)	The option to purchase 10,000 shares was granted on March 16, 2005. The option becomes exercisable in four equal annual installments beginning on March 16, 2006.

Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values

The following table sets forth information concerning each exercise of options during Fiscal 2005 by each of the Named Executives and the fiscal year-end value of unexercised in-the-money options.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-The-Money Options at Fiscal Year End ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Gerri A. Henwood	—	—	434,314	—	671,643	—
James E. Fickenscher	—	—	—	100,000	—	72,000
Jyrki Mattila, M.D., Ph. D	—	—	81,840	111,000	6,000	20,700
Jennifer Evans Stacey, Esq.	—	—	—	110,000	—	15,400
Edward F. Kessig	—	—	55,000	10,000	—	1,400
Neil Lansing	—	—	38,250	—	48,125	—

(1)	Based on the last reported sale price of our common stock on December 30, 2005 ($5.50), as reported by the Nasdaq National Market, less the option exercise price.

Equity Compensation Plan Information

We have two equity compensation plans: (i) our 2004 Equity Compensation Plan and (ii) our 2004 Employee Stock Purchase Plan. Both plans have been approved by our stockholders. The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved by Security Holders (1)	2,101,498	5.92	374,219
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	2,101,498	5.92	374,219

(1)	Information for our 2004 Employee Stock Purchase Plan is included in the “Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans” column only.

(2)	Includes 313,614 shares of our common stock issuable under our 2004 Equity Compensation Plan and 60,605 shares issuable under our 2004 Employee Stock Purchase Plan.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements with Named Executives

Employment Arrangements

We have employment agreements with Ms. Henwood, Mr. Fickenscher, Dr. Mattila, Ms. Stacey and Mr. Kessig. Under the terms of these employment agreements, Ms. Henwood is employed as our Chief Executive Officer and Interim President with a base salary of $340,000 for Fiscal 2005; Mr. Fickenscher is employed as our Chief Financial Officer with a base salary of $248,000 for Fiscal 2005; Dr. Mattila is employed as our Executive Vice President, Business Development, Research and Development and Technical Operations with a base salary of $300,000 for Fiscal 2005; Ms. Stacey is employed as our Executive Vice President, Secretary and General Counsel with a base salary of $250,000 for Fiscal 2005; and Mr. Kessig is employed as our Vice President, Sales with a base salary of $215,000 for Fiscal 2005.

Under the employment agreements, the base salaries of these executives will be reviewed annually for appropriate increases by the Board or by the Compensation Committee. The employment agreements also provide that each executive will be entitled to participate in all incentive compensation plans that we establish. The employment agreements provide that these executives are eligible to receive benefits, including vacation and participation in our employee benefit plans, to the same extent as other employees. Participation in employee benefit plans will be subject to the terms of the benefit plans in effect from time to time.

In addition, Dr. Mattila’s agreement provides for reimbursement of up to $15,000 in settlement costs for a home purchase and for reimbursement of educational expenses of $10,000 per year for each of his two children through the 2004-2005 academic year.

Each of the employment agreements may be terminated by us at any time for cause or upon 30 days written notice without cause. Under the agreements, if an executive’s employment ends for any reason, we will pay accrued compensation and benefits. If we terminate the employment of any of these executives without cause, or due to their disability we will be obligated to pay to that executive severance equal to nine or twelve months of the executive’s base salary. In addition, we would be obligated to pay for continued participation in our group medical, dental and prescription drug programs during the nine-month or twelve month period after termination of employment or obtain comparable benefits at our cost.

For purposes of the employment agreements, cause is defined generally to mean:

•	conviction of, or a plea of guilty to, a felony;

•	intentional and continual failure by the executive to perform his or her material duties, which failure has continued for 30 days after written notice is given to the executive;

•	willful misconduct; or

•	material breach by the executive of the non-competition, non-disclosure, development assignment or non-solicitation covenants in the agreement.

If a change of control occurs during the employment term and the executive’s employment is terminated without cause at any time or the executive resigns for good reason during the one-year or two-year period following the change of control, the executive will be entitled to the following change of control severance benefits:

•	a lump sum payment equal to 0.75 or 1.25 times the executive’s base salary plus 0.75 or 1.25 times the executive’s average annual bonus;

•	continued participation, at our cost, in our group medical, dental and prescription drug programs during the nine-month or 15-month period after termination of employment or payment to obtain comparable benefits at our cost; and

•	immediate vesting of all outstanding options and stock awards.

For purposes of the employment agreements, good reason includes a substantial reduction of the executive’s duties and responsibilities, relocation to a place of employment more than 50 miles from the executive’s previous place of employment or reduction in the executive’s base salary. In general, a change of control includes:

•	the acquisition of more than 50% of our outstanding voting securities by any person, entity or group;

•	a merger, unless the holders of our voting shares immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent;

•	our sale of all or substantially all of our assets;

•	our liquidation or dissolution; and

•	if, after the date on which the agreements are entered into, directors are elected to our board of directors such that a majority of the members of our board of directors will have been members of our board of directors for less than two years, unless the election or nomination of each new director was approved by at least two-thirds of the directors then in office at the beginning of the two-year period.

If payments become due as a result of a change of control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require us to pay the executive the amount of this excise tax plus the amount of income and other taxes due as a result of the payment of the amount of the excise tax.

The employment agreements include non-competition, confidentiality, development assignment and non-solicitation covenants. The agreements provide that for the nine-month (one-year for Ms. Henwood) period after termination of the executive’s employment for any reason, the executive will not directly or indirectly engage in any business or other activity in the U.S. and Canada that competes directly with us in the sale of pharmaceutical or other products being manufactured, marketed, distributed or developed by us at the time of termination of the executive’s employment. The agreements also provide that the executive will disclose and assign all developments discovered in connection with the executive’s employment, and that for the one-year period after termination of the executive’s employment for any reason, the executive will not solicit our principal customers, encourage any principal customer to reduce its patronage of us, or solicit or recruit our employees.

On May 20, 2005, we entered into an Amended and Restated Employment Agreement with Cornelius H. Lansing II (the “Amended Agreement”), which modified the terms of Mr. Lansing’s original employment agreement, dated as of April 21, 2004. The Amended Agreement was effective as of May 18, 2005, the date on which we and Mr. Lansing mutually agreed to terminate his position as our Chief Financial Officer and Executive Vice President, Commercial Logistics. Pursuant to the terms and conditions of the Amended Agreement, we employed Mr. Lansing as a full-time employee from May 18, 2005 until June 10, 2005 in order to ensure a smooth transition to his successor. During this time, we continued to pay to Mr. Lansing his 2005 annual base salary of $212,160. The stock options previously granted to Mr. Lansing continued to vest through June 10, 2005, and, similarly, the restrictions related to restricted stock previously granted to Mr. Lansing continued to lapse through June 10, 2005. We will provide Mr. Lansing with medical, dental and prescription drug coverage benefits through June 10, 2006.

The Amended Agreement further provides that from June 10, 2005 until June 10, 2007 we will employ Mr. Lansing on a part-time basis and he will provide us with financial analysis services for no more than 600 hours per year. For his financial analysis services, we will pay Mr. Lansing $100,000 per year for the two calendar years following June 10, 2005, in equal monthly installments.

Either party to the Amended Agreement may terminate it upon 30 days’ prior written notice to the other. Upon termination, we will pay to Mr. Lansing any amounts still owing to Mr. Lansing as if the Amended Agreement was terminated on June 10, 2007.

Termination of Employment Arrangements

On April 13, 2005, we entered into a Separation of Employment Agreement and General Release (“Sebree Separation Agreement”) with Terri B. Sebree, our then Senior Vice President, Research and Development. Pursuant to the terms of the Sebree Separation Agreement, Ms. Sebree’s employment and Employment Agreement, dated April 21, 2004, was terminated effective April 13, 2005. In accordance with the terms and conditions of the Sebree Separation Agreement, Ms. Sebree received six months of severance benefits based upon her most recent annual base salary of $249,600, as well as medical, dental and prescription drug coverage through April 13, 2006.

Effective on March 10, 2005, we and Robert S. Whitehead mutually agreed to terminate his position as President and Chief Operating Officer. On June 2, 2005, we entered into a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Whitehead. The Separation Agreement is effective May 27, 2005. In accordance with the terms and conditions of the Separation Agreement, Mr. Whitehead will receive 12 months of severance benefits based upon his most recent annual base salary of $320,000, as well as 12 months of medical, dental and prescription drug coverage and accrued but unused vacation benefits. During this 12-month period, Mr. Whitehead will work for us on a substantial but less than full-time basis as an independent contractor consultant. For such services, we will pay Mr. Whitehead an additional $100,000, payable in 12 equal monthly installments. Pursuant to the terms of the Separation Agreement, we granted Mr. Whitehead a nonqualified stock option to purchase 50,000 shares of our common stock at an exercise price per share of $4.79, the last reported sale price of a share of our common stock on the Nasdaq National Market on the execution date of the Separation Agreement. Mr. Whitehead remains bound by the non-competition, confidentiality, development assignment and non-solicitation covenants contained in his Employment Agreement, dated as of June 1, 2004, provided however, the Separation Agreement amends the non-competition covenant to provide that for a period of nine months after termination of employment with us, Mr. Whitehead may not directly or indirectly engage in any business or other activity in the United States or Canada which competes directly with us in the sale of pharmaceutical or other products in the fields of sexual health, urology and pain management.

INFORMATION ABOUT STOCK OWNERSHIP,

RELATED PARTY TRANSACTIONS AND PERFORMANCE

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us concerning the beneficial ownership of our common stock as of April 12, 2006 for:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each executive officer; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 12, 2006 are considered outstanding. These shares, however, are not considered outstanding as of April 12, 2006 when computing the percentage ownership of each other person.

Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 29,293,006 shares of our common stock outstanding on April 12, 2006.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
(i) Certain Beneficial Owners:

Perseus-Soros BioPharmaceutical Fund, LP (2) 888 Seventh Avenue, 30th Floor New York, New York 10106	4,222,333	14.2%

SCP Private Equity Partners II, L.P. (3) 1200 Liberty Ridge Drive, Suite 300 Wayne, Pennsylvania 19087	4,581,866	15.4%

Sprout Capital IX, L.P. (4) 1 Madison Avenue, Floor 7T New York, New York 10010	4,529,192	15.0%

FrontPoint Partners LLC (5) Two Greenwich Plaza Greenwich, CT 06830	2,395,269	8.1%

Caduceus Private Investments II, L.P. (6) 767 Third Avenue, 30th Floor New York, New York 10017	2,085,759	7.0%

Lehman Brothers Healthcare Fund (7) 399 Park Avenue New York, New York 10022	1,669,743	5.7%

Schroder Ventures Entities (8) c/o SV Life Sciences Advisers Inc. 60 State Street Boston, Massachusetts 02109	1,501,125	5.1%

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
(ii) Directors (which includes all nominees) and executive officers:

Gerri A. Henwood (9)	691,154	2.3%
James E. Fickenscher (10)	57,447	*
Jyrki Mattila, M.D., Ph.D. (11)	121,458	*
Edwin A. Bescherer, Jr. (12)	75,600	*
Philippe O. Chambon, M.D., Ph.D. (13)	4,529,192	15.0%
Winston J. Churchill (14)	4,888,901	16.4%
Rolf A. Classon (15)	65,000	*
Dennis J. Purcell (16)	40,000	*
Jennifer Evans Stacey, Esq. (17)	32,500	*
Edward F. Kessig (18)	62,137	*
Al Altomari	—	—
Oliver S. Fetzer, Ph.D.	—	—

(iii) All Directors and executive officers as a group (12 persons) (19)	10,563,389	33.5%

*	Less than 1%

(1)	Unless otherwise provided, all addresses should be care of Auxilium Pharmaceuticals, Inc., 40 Valley Stream Parkway, Malvern, Pennsylvania, 19355.

(2)	Includes 304,930 shares underlying warrants that are currently exercisable. Mr. Purcell is a Senior Managing Partner of Aisling Capital LLC, a private equity firm which advises the Perseus-Soros Biopharmaceutical Fund, LP. Aisling Capital LLC is a spin-out of Perseus-Soros Management, LLC. Mr. Purcell disclaims beneficial ownership of any of the shares held by the Perseus-Soros BioPharmaceutical Fund, LP, except to the extent of his pecuniary interest therein. Perseus-Soros Partners, LLC is the general partner of the Perseus-Soros BioPharmaceutical Fund, L.P. Perseus BioTech Fund Partners, LLC and SFM Participation, L.P. are the managing members of Perseus-Soros Partners, LLC. Perseus-Soros Partners, LLC is the general partner of the Perseus-Soros BioPharmaceutical Fund, LP. Perseus BioTech Fund Partners, LLC and SFM Participation, L.P. are the managing members of Perseus-Soros Partners, LLC. Perseuspur, LLC is the managing member of Perseus BioTech Fund Partners, LLC. Frank Pearl is the sole member of Perseuspur, LLC and in such capacity may be deemed a beneficial owner of securities held for the account of the Perseus-Soros BioPharmaceutical Fund, LP. SFM AH, LLC is the general partner of SFM Participation, L.P. The sole managing member of SFM AH, LLC is Soros Fund Management LLC. George Soros is the Chairman of Soros Fund Management LLC and in such capacity may be deemed a beneficial owner of securities held for the account of the Perseus-Soros BioPharmaceutical Fund, LP.

(3)

Includes 296,948 shares underlying warrants that are currently exercisable. Also includes 514,774 shares and 82,266 shares underlying warrants that are currently exercisable held by C.I.P. Capital, L.P. Winston J. Churchill is a managing partner of SCP Private Equity Partners II, L.P. and founder and a control person of C.I.P. Capital, L.P. The general partner of SCP Private Equity Partners II, L.P. is SCP Private Equity II General Partner, L.P. (the “General Partner”). The General Partner has two general partners: SCP Management II, L.P., the ultimate general partner of which is Safeguard Fund Management, Inc., and SCP Private Equity II Investment Partnership, L.P., which has as its general partner SCP Private Equity II Investment Partnership, LLC. Each of these entities, other than the General Partner, has contractually delegated to SCP Private Equity II, LLC all of their respective authority to manage and control the business and affairs of the General Partner and that entity is deemed to have shared voting and dispositive power over the shares held by SCP Private Equity Partners II, L.P. SCP Private Equity II, LLC is a limited liability company whose members are Winston J. Churchill, Wayne B. Weisman, James W. Brown, Thomas G. Rebar and Safeguard Fund Management, Inc.

Messrs. Churchill, Weisman, Rebar and Brown each disclaim beneficial ownership of all shares that may be held by SCP Private Equity Partners II, L.P., except to the extent of any indirect pecuniary interest therein.

(4)	Includes 926,888 shares underlying warrants that are currently exercisable and 25,000 shares underlying options held by Dr. Chambon that are exercisable within 60 days of April 12, 2006. Also includes 13,738 shares and 3,653 shares underlying warrants that are currently exercisable held by Sprout Entrepreneurs Fund, L.P. and 7,305 shares and 1,942 shares underlying warrants that are currently exercisable held by DLJ Capital Corporation. DLJ Capital Corporation is the general partner of Sprout Entrepreneurs Fund, L.P. and the managing general partner of Sprout Capital IX, L.P. and, as such, makes all of the investment decisions on behalf of Sprout IX, L.P. and Sprout Entrepreneurs Fund, L.P. Dr. Chambon is a Managing Director of New Leaf Venture Partners, L.L.C. (“New Leaf”). New Leaf has entered into a sub-management agreement with the Sprout Group division of Credit Suisse First Boston Private Equity, Inc. whereby New Leaf provides investment advisory services to the general partners of several Sprout investment funds, including Sprout Capital IX, L.P. and Sprout Entrepreneurs Fund, L.P. as well as DLJ Capital Corporation. Dr. Chambon is also a limited partner of a general partner of Sprout Capital IX, L.P. DLJ Capital Corporation is a Delaware corporation and a wholly owned subsidiary of Credit Suisse First Boston (USA), Inc., a Delaware corporation and wholly-owned subsidiary of Credit Suisse First Boston, Inc., a Delaware corporation. Also includes 50,363 shares and 14,199 shares underlying warrants that are currently exercisable held by Dr. James Niedel, a Managing Director of New Leaf. Dr. Niedel disclaims beneficial ownership of securities held by DLJ Capital Corporation, Sprout Capital IX, L.P. and Sprout Entrepreneurs Fund, L.P. except to the extent of his pecuniary interest therein.

(5)	Includes 1,059,613 shares and 273,178 shares underlying warrants that are currently exercisable held by FrontPoint Healthcare Fund, L.P.; 111,654 shares and 29,361 shares underlying warrants that are currently exercisable held by FrontPoint Healthcare I Fund, L.P.; and 790,441 shares and 131,022 shares underlying warrants that are currently exercisable held by FrontPoint Healthcare Horizons Fund, L.P. FrontPoint Healthcare Fund GP, LLC is the general partner of FrontPoint Healthcare Fund, L.P., FrontPoint Healthcare I Fund, L.P. and FrontPoint Healthcare Horizons Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Healthcare Fund GP, LLC and as such has voting and dispositive power over the securities held by the fund. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the Board of Managers of FrontPoint Partners LLC and are members of its Management Committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Healthcare Fund GP, LLC each disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

(6)	Includes 308,737 shares underlying warrants that are currently exercisable. Also includes 405,831 shares and 115,712 shares underlying warrants that are currently exercisable held by Caduceus Private Investments II (QP), L.P. The general partner of Caduceus Private Investments II, L.P. and Caduceus Private Investments II (QP), L.P. is OrbiMed Capital II, LLC. Also includes 134,355 shares and 38,307 shares underlying warrants that are currently exercisable held by UBS Juniper Crossover Fund, L.L.C. OrbiMed Advisors LLC is a member of PW Juniper Management LLC, which is the managing member of UBS Juniper Crossover Fund, L.P. OrbiMed Advisors LLC and OrbiMed Capital II, LLC share the same individual members. OrbiMed Advisors LLC and OrbiMed Capital II, LLC, and the individual members thereof, may be deemed to beneficially own securities held by each of the above entities and disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein.

(7)	Includes 343,685 shares and 16,291 shares underlying warrants that are currently exercisable held by Lehman Brothers Partnership Account 2000/2001, L.P.; 89,134 shares and 4,225 shares underlying warrants that are currently exercisable held by Lehman Brothers Offshore Partnership Account 2000/2001, L.P.; and 398,544 shares and 18,892 shares underlying warrants that are currently exercisable held by Lehman Brothers Healthcare Venture Capital L.P. The ultimate parent of each of these entities is Lehman Brothers Inc. Also includes 762,813 shares and 36,159 shares underlying warrants that are currently exercisable held by Lehman Brothers P.A. LLC, a subsidiary of Lehman Brothers Holdings Inc. Lehman Brothers P.A. LLC, Lehman Brothers Inc. and Lehman Brothers Holdings Inc. may be deemed to beneficially own the securities held by each of the above entities and disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein.

(8)	Includes 839,770 shares and 39,758 shares underlying warrants that are currently exercisable held by Schroder Ventures International Life Sciences Fund II, LP1; 357,653 shares and 16,932 shares underlying warrants that are currently exercisable held by Schroder Ventures International Life Sciences Fund II, LP2; 95,311 shares and 4,512 shares underlying warrants that are currently exercisable held by Schroder Ventures International Life Sciences Fund II, LP3; 12,954 shares and 613 warrants that are currently exercisable held by Schroder Ventures International Life Sciences Fund II Strategic Partners LP; 24,149 shares and 1,143 shares underlying warrants that are currently exercisable held by Schroder Ventures International Life Sciences Fund II Group Co-Investment Scheme; 103,433 shares and 4,897 shares underlying warrants that are currently exercisable held by Schroder Ventures Investments Limited. Schroder Venture Managers Limited is the fund manager for each of the Schroder entities. The investment committee of Schroder Venture Managers consists of Nichola Walker, Gary Carr, Deborah Speight, Douglas Mello and Peter Everson, all of whom share voting and dispositive power over the shares. Each of these individuals disclaims beneficial ownership of the securities except to the extent of their pecuniary interest therein.

(9)	Includes 45,000 shares of restricted common stock and 434,314 shares underlying options that are exercisable within 60 days of April 12, 2006. Also includes 53,280 shares held by Henrow Enterprises LP, a family limited partnership of which Ms. Henwood is a general partner. Also includes an aggregate of 20,760 shares held by two trusts for the benefit of Ms. Henwood’s children.

(10)	Includes 25,000 shares of restricted common stock and 25,000 shares underlying options that are exercisable within 60 days of April 12, 2006.

(11)	Includes 8,640 shares of restricted common stock and 108,090 shares underlying options that are exercisable within 60 days of April 12, 2006.

(12)	Includes 35,000 shares underlying options that are exercisable within 60 days of April 12, 2006.

(13)	Consists of securities beneficially owned by Sprout Capital IX, L.P., Sprout Entrepreneurs Fund, L.P. and DLJ Capital Corporation. See footnote 4. Dr. Chambon is a Managing Director of New Leaf Venture Partners, L.L.C. (“New Leaf”). New Leaf has entered into a sub-management agreement with the Sprout Group division of Credit Suisse First Boston Private Equity, Inc. whereby New Leaf provides investment advisory services to the general partners of several Sprout investment funds, including Sprout Capital IX, L.P. and Sprout Entrepreneurs Fund, L.P. as well as DLJ Capital Corporation. Dr. Chambon is also a limited partner of a general partner of Sprout Capital IX, L.P. Dr. Chambon disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(14)	Includes 52,000 shares underlying options that are exercisable within 60 days of April 12, 2006 and 51,006 shares underlying warrants that are currently exercisable. Also includes securities beneficially owned by SCP Private Equity Partners II, L.P. and C.I.P. Capital, L.P. See footnote 3. Mr. Churchill is a managing director of SCP Private Equity Partners II, L.P. and C.I.P. Capital L.P. Mr. Churchill disclaims beneficial ownership of the securities held by SCP Private Equity Partners and C.I.P. Capital, L.P., except to the extent of his pecuniary interest therein.

(15)	Includes 60,000 shares underlying options that are exercisable within 60 days of April 12, 2006.

(16)	Consists of 40,000 shares underlying options that are exercisable within 60 days of April 12, 2006. Mr. Purcell is a Senior Managing Partner of Aisling Capital LLC, a private equity firm which advises the Perseus-Soros Biopharmaceutical Fund, LP. See footnote 2. Mr. Purcell disclaims beneficial ownership of securities held by Perseus-Soros BioPharmaceutical Fund, LP, except to the extent of his pecuniary interest therein.

(17)	Includes 27,500 shares underlying options that are exercisable within 60 days of April 12, 2006.

(18)	Includes 57,500 options that are exercisable within 60 days of April 12, 2006.

(19)	Includes 78,640 shares of restricted stock, 1,376,902 shares underlying warrants that are currently exercisable and 864,404 shares underlying options that are exercisable within 60 days of April 12, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires a company’s directors, officers and stockholders who beneficially own more than 10% of any class of equity securities of the company registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”), to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to the company’s equity securities with the SEC. All Reporting Persons are required by SEC regulation to furnish us with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to our Reporting Persons.

Certain Relationships and Related Transactions

In 2005, we paid $90,000 to Lathian Systems Inc., or Lathian, for marketing services. New Leaf Venture Partners, L.L.C., or New Leaf, has entered into sub-advisory agreements with two investment funds which have investments in Lathian. Dr. Chambon, one of our directors, is a Managing Director of New Leaf.

We use Prosit, LLC for printing and copying services. Timothy Sharr, the brother of Ms. Henwood, our Chief Executive Officer and Interim President and one of our directors, holds a majority ownership interest in Prosit. Prosit received payments from us for printing and reproduction services of $415,000, $1,099,000 and $846,000 in 2005, 2004 and 2003, respectively. HH Capital Partners, an investment partnership controlled by Ms. Henwood and Jane H. Hollingsworth, our former general counsel, converted its majority equity interest in Prosit into a $240,000 loan in 2001. This loan bore interest at 4% and was repayable in four annual payments of $60,000 beginning on June 30, 2003. In addition, Prosit leased printing and copying equipment from HH Capital Partners pursuant to a 48-month lease which commenced on January 1, 2001 and required monthly payments of approximately $1,100. On April 14, 2005, HH Capital Partners forgave Prosit the payment of any outstanding loan, lease and interest payments.

Two siblings, Christopher Sharr and Diane Myers, and a sister-in-law, Suzanne Sharr, of Ms. Henwood, our Chief Executive Officer and Interim President and one of our directors, are employed by us. As of December 31, 2005, Mr. Sharr, Ms. Myers and Ms. Sharr held the positions of Director of Production Operations, Vice President of Regulatory and Quality Assurance and Director of Human Resources, respectively. Mr. Sharr earned, including bonuses, $113,000 in Fiscal 2005. Ms. Myers earned, including bonuses, $170,000 in Fiscal 2005. Ms. Sharr earned, including bonuses, $111,000 in Fiscal 2005.

In October 2003, one of our directors, Mr. Winston J. Churchill, personally loaned Ms. Henwood, our Chief Executive Officer and Interim President and one of our directors, and her husband $100,000 for personal financial reasons. This loan bears interest at the prime rate compounded monthly and is repayable on demand. As of December 31, 2005, the total amount owed is $90,457.

Comparative Stock Performance Graph

The graph below compares the cumulative total stockholder return on Auxilium common stock with the cumulative total stockholder return of (i) the Nasdaq Composite Index and (ii) the Nasdaq Biotechnology Index, assuming an investment of $100 on July 23, 2004, the date shares of Auxilium began public trading on the Nasdaq National Market, in each of the common stock of Auxilium; the stocks comprising the Nasdaq Composite Index; and the stocks comprising the Nasdaq Biotechnology Index.

Comparison of Cumulative Total Return* Among Auxilium Pharmaceuticals, Inc,

the Nasdaq Composite Index, and the Nasdaq Biotechnology Index

*	Assumes $100 invested on July 23, 2004 in our common stock, the Nasdaq Composite Index, and the Nasdaq Biotechnology Index. Total Return assumes reinvestment of dividends through fiscal year ended December 31, 2005

	07/23/2004	12/31/2004	12/31/2005
Auxilium Pharmaceuticals, Inc.	$100.00	$122.92	$76.39
Nasdaq Biotechnology Index	$100.00	$115.58	$118.84
Nasdaq Composite Index	$100.00	$118.00	$119.26

Additional Information

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2005 (“Form 10-K”), including financial statements and schedules thereto, but not including exhibits, to each of our stockholders of record on April 12, 2006 and to each beneficial stockholder on that date upon written request made to our Secretary at the address set forth under the heading “Deadline for Submission of Stockholder Proposals for the 2007 Annual Meeting of Stockholders” on page 17. A reasonable fee will be charged for copies of requested exhibits. Our Form 10-K is on file with the SEC and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of our home page on the Internet at http://www.auxilium.com under the heading “Investor Relations—SEC Filings.”

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED ENVELOPE IS MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors,

Jennifer Evans Stacey, Esq.
Secretary

Malvern, Pennsylvania

April 28, 2006

Exhibit A

2004 Equity Compensation Plan and

Proposed Amendment 2006-1 to 2004 Equity Compensation Plan

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN

The purpose of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan (the “Plan”) is to provide (i) designated employees of Auxilium Pharmaceuticals, Inc. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company (the “Board”) with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock awards, stock units and other equity-based awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

The Auxilium Pharmaceuticals, Inc. 2000 Equity Compensation Plan (the “2000 Plan”) will be merged with and into this Plan as of the effectiveness of the registration statement for the Company’s initial public offering, and no additional grants will be made thereafter under the 2000 Plan. Outstanding grants under the 2000 Plan will continue in effect according to their terms as in effect before the Plan merger (subject to such amendments as the Committee (as defined below) determines, consistent with the 2000 Plan), and the shares with respect to outstanding grants under the 2000 Plan will be issued or transferred under this Plan.

SECTION 1 Administration

(a) Committee. The Plan shall be administered and interpreted by a committee consisting of members of the Board, which shall be appointed by the Board (the “Committee”). The Committee may consist of two or more persons who are “outside directors” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the Board may ratify or approve any grants as it deems appropriate, and the Board shall approve and administer all grants made to non-employee directors. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. To the extent a Board or subcommittee administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to such Board or subcommittee.

(b) Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, and (v) deal with any other matters arising under the Plan.

(c) Committee Determinations. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

SECTION 2 Grants

Awards under the Plan may consist of grants of incentive stock options as described in Section 5 (“Incentive Stock Options”), nonqualified stock options as described in Section 5 (“Nonqualified Stock Options”) (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as “Options”), stock awards as described in Section 6 (“Stock Awards”), stock units as described in Section 7 (“Stock Units”) and other equity-based awards as described in Section 8 (“Other Equity Awards”) (collectively referred to herein as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the “Grant Instrument”). All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Grantees.

SECTION 3 Shares Subject to the Plan

(a) Shares Authorized. Subject to adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 2,845,450 shares.1 The maximum number of authorized shares includes shares to be issued or transferred pursuant to outstanding grants under the 2000 Plan, which has been merged into this Plan.

(b) Individual Limits. All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Company Stock. The maximum aggregate number of shares of Company Stock with respect to which all Grants, other than Dividend Equivalents, may be made under the Plan to any individual during any calendar year shall be 2,500,000 shares, subject to adjustment as described below. A Grantee may not accrue Dividend Equivalents during any calendar year in excess of $100,000. The individual limits of this subsection (b) shall apply without regard to whether the Grants are to be paid in Company Stock or cash. All cash payments (other than with respect to Dividend Equivalents) shall equal the Fair Market Value of the shares of Company Stock to which the cash payment relates.

(c) Determination of Authorized Shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options granted under the Plan (including options outstanding under the 2000 Plan) terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units, or Other Equity Awards are forfeited, the shares subject to such Grants shall again be available for purposes of the Plan. Shares of Company Stock surrendered in payment of the exercise price of an Option shall again be available for issuance or transfer under the Plan. To the extent any Grants are paid in cash, and not in shares of Company Stock, any shares previously subject to such Grants shall again be available for issuance or transfer under the Plan.

(d) Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that any individual participating in the Plan may be granted in any year, the number and kind of shares covered by outstanding Grants, the kind of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares

[1]	Proposal 2 is for the approval of an amendment to the 2004 Equity Compensation Plan to increase the number of shares of Company common stock authorized for issuance under the Plan to 6,000,000 from 2,845,450.

of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

SECTION 4 Eligibility for Participation

(a) Eligible Persons. All employees of the Company and its subsidiaries, including Employees who are officers or members of the Board (“Employees”), and members of the Board who are not Employees (“Non-Employee Directors”) shall be eligible to participate in the Plan. Consultants and advisors who perform services for the Company or any of its subsidiaries (“Key Advisors”) shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Company or its subsidiaries, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b) Selection of Grantees. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees, Key Advisors and Non-Employee Directors who receive Grants under this Plan shall hereinafter be referred to as “Grantees.”

SECTION 5 Options

The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor, upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a) Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b) Type of Option and Price.

(i) The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended so to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii) The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and may be less than, equal to or greater than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant.

(iii) If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (B) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(c) Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

(d) Exercisability of Options.

(i) Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(ii) The Committee may provide in a Grant Instrument that the Grantee may elect to exercise part or all of an Option before it otherwise has become exercisable. Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (A) the Exercise Price or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

(e) Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, shall have an Exercise Price not less than 85% of the Fair Market Value of the Company Stock on the date of grant, and may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f) Termination of Employment, Disability or Death.

(i) Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Employer (as defined below) as an Employee, Key Advisor or member of the Board.

(ii) In the event that a Grantee ceases to be employed by, or provide service to, the Employer for any reason other than Disability, death, or termination for Cause (as defined below), any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(iii) In the event the Grantee ceases to be employed by, or provide service to, the Employer on account of a termination for Cause by the Employer, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Employer. In addition, notwithstanding any other provisions of this Section 5, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Employer or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

(iv) In the event the Grantee ceases to be employed by, or provide service to, the Employer on account of the Grantee’s Disability, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(v) If the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 5(f)(ii) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee or in the Grantee’s employment agreement, if any), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(vi) For purposes of the Plan:

(A) The term “Employer” shall mean the Company and its subsidiary corporations or other affiliates, as determined by the Committee.

(B) “Employed by, or provide service to, the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and satisfying conditions with respect to other Grants, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise.

(C) “Disability” shall mean, except as otherwise specified by the Committee, if any, with the Employer, a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code, within the meaning of the Employer’s long-term disability plan applicable to the Grantee, or as otherwise determined by the Committee.

(D) “Cause” shall mean, except to the extent otherwise specified by the Committee, a finding by the Committee that the Grantee (i) has materially breached his or her employment or service contract with the Employer, which breach has not been remedied by the Grantee after written notice has been provided to the Grantee of such breach, (ii) has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written non-competition or non-solicitation agreement between the Grantee and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(g) Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) with the approval of the Committee, by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise equal to the Exercise Price, (iii) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 12) at such time as may be specified by the Committee.

(h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company.

SECTION 6 Stock Awards

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a) General Requirements. Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b) Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c) Requirement of Employment or Service. Unless the Committee determines otherwise, if the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except to a successor under Section 13(a). Each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific performance goals.

(f) Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

SECTION 7 Stock Units

The Committee may grant phantom units representing one or more shares of Company Stock to an Employee, Non-Employee Director or Key Advisor, upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Stock Units:

(a) Crediting of Units. Each Stock Unit shall represent the right of the Grantee to receive an amount based on the value of a share of Company Stock, if specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units. The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Requirement of Employment or Service. Unless the Committee determines otherwise, if the Grantee ceases to be employed by, or provide service to, the Employer during a specified period, or if other conditions established by the Committee are not met, the Grantee’s Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Payment With Respect to Stock Units. Payments with respect to Stock Units may be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee.

SECTION 8 Other Equity Awards

The Committee may grant Other Equity Awards, which are awards (other than those described in Sections 5, 6, 7 and 9 of the Plan) that are based on, measured by or payable in Company Stock, including, without limitation, stock appreciation rights, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Other Equity Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

SECTION 9 Dividend Equivalents

The Committee may include in a Grant Instrument with respect to any Grant Dividend Equivalents entitling the Grantee to receive amounts equal to the ordinary dividends that would be paid, during the time the Grant is outstanding, on the shares of Company Stock covered by the Grant as if such shares were then outstanding. The Committee shall determine whether Dividend Equivalents shall be paid currently or credited to a bookkeeping account as a dollar amount or in the form of Stock Units. The Committee shall determine whether Dividend Equivalents shall be paid in cash, in shares of Company Stock or in a combination, whether they shall be conditioned upon the exercise, vesting or payment of the Grant to which they relate, and such other terms and conditions as the Committee deems appropriate.

SECTION 10 Qualified Performance-Based Compensation

(a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. The provisions of this Section 10 shall apply to Grants of Stock Awards, Stock Units, Dividend Equivalents and Other Equity Awards that are to be considered “qualified performance-based compensation” under section 162(m) of the Code, unless another exemption from the section 162(m) limitations shall apply.

(b) Performance Goals. When Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and section 162(m) of the Code, including the employment requirements and payment terms. The performance goals may relate to the Employee’s business unit or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: total stockholder return; total stockholder return as compared to total stockholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes (EBIT); earnings before interest expense, taxes, depreciation and amortization (EBITDA); earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; asset quality; regulatory filings; regulatory approvals; or other operational, regulatory or departmental objectives.

(c) Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

(d) Announcement of Grants. The Committee shall certify and announce the results for each performance period to all Grantees immediately following the announcement of the Company’s financial results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards for the performance period shall be forfeited or shall not be made, as applicable. Any Grants that are to be paid as a result of achievement of performance goals shall be paid as specified in the Grant Instrument.

(e) Death, Disability or Other Circumstances. The Committee may provide that Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards shall be payable or restrictions on Stock Awards shall lapse, in whole or in part, in the event of the Grantee’s death or Disability during the Performance Period, or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

SECTION 11 Deferrals

The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Grant. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals.

SECTION 12 Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Grantee or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Company Stock by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

SECTION 13 Transferability of Grants

(a) Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

SECTION 14 Change of Control of the Company

As used herein, a “Change of Control” shall be deemed to have occurred if:

(a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors;

(b) The consummation of (i) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company; or

(c) After the date on which this Plan is approved by the stockholders of the Company, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

SECTION 15 Consequences of a Change of Control

(a) Assumption of Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options that are not exercised shall be assumed by, or replaced with comparable options or rights by the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

(b) Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants: the Committee may (i) determine that outstanding Options shall accelerate and become exercisable, in whole or in part, upon the Change of Control or upon such other event as the Board determines, (ii) determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or in part, upon the Change of Control upon such other event as the Board determines, (iii) determine that Grantees holding Stock Units, Dividend Equivalents and Other Equity Awards shall receive a payment or payments in settlement of such Stock Units, Dividend Equivalents and Other Equity Awards in an amount and on terms determined by the Committee, (iv) require that Grantees surrender their outstanding Options in exchange for a payment or payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options exceeds the Exercise Price of the Options, if any, and on such terms as the Committee determines or (v) after giving Grantees an opportunity to exercise their outstanding Options, terminate any or all unexercised Options at such time as the Committee deems appropriate. Such surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Committee may specify. The Committee shall have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Grants shall continue in effect according to their terms (subject to any assumption pursuant to subsection (a)).

SECTION 16 Limitations On Issuance Or Transfer Of Shares

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

SECTION 17 Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or applicable laws or to comply with applicable stock exchange requirements.

(b) Stockholder Approval for “Qualified Performance-Based Compensation”.

(i) If Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards are granted as “qualified performance-based compensation” under Section 10 above, the Plan must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 10, if required by the regulations under section 162(m) of the Code or the regulations thereunder.

(ii) If and to the extent required by section 162(m), the Plan must be submitted to the stockholders for approval in the fourth year following the year in which the initial public offering of Company Stock occurs, to assure that subsequent Grants will qualify as “qualified performance-based compensation” for purposes of section 162(m).

(c) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(d) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 23(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 23(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan. However, no previously granted Option may be repriced, replaced or regranted through cancellation or by lowering the Exercise Price, unless the stockholders of the Company provide prior approval.

(e) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

SECTION 18 Funding of the Plan

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan.

SECTION 19 Rights of Participants

Nothing in this Plan shall entitle any Employee, Key Advisor, Non-Employee Director or other person to any claim or right to be granted a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

SECTION 20 No Fractional Shares

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

SECTION 21 Headings

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

SECTION 22 Effective Date of the Plan

The Plan shall be effective as of June 9, 2004, subject to stockholder approval of the Plan.

SECTION 23 Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee, director or advisor of another corporation who becomes an Employee, Non-Employee Director or Key Advisor by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, the parent or any of their subsidiaries in substitution for a stock option or stock awards grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

(b) Compliance with Law. The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. After a public offering of the Company’s Stock, with respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants under the Plan comply with the applicable provisions of section 162(m) and section 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 162(m) or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 162(m) or 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may agree to limit its authority under this Section.

(c) Employees Subject to Taxation Outside the United States. With respect to Grantees who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(d) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

AMENDMENT 2006-1

TO THE

AUXILIUM PHARMACEUTICALS, INC. 2004 EQUITY COMPENSATION PLAN

WHEREAS, Auxilium Pharmaceuticals, Inc. (the “Company”) maintains the 2004 Equity Compensation Plan (the “Plan”) for the benefit of its eligible employees, consultants, advisors and non-employee directors;

WHEREAS, the Board of Directors (the “Board”) of the Company desires to amend the Plan to increase the total number of shares of common stock of the Company that may be issued or transferred under the Plan by 3,154,550 shares, so that a total of 6,000,000 shares may be issued or transferred under the Plan (the “Amendment”);

WHEREAS, Section 17(a) of the Plan provides that the Board may amend the Plan at any time, provided, however, that the Board may not amend the Plan without stockholder approval if such approval is required in order to comply with the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, stockholder approval of the Amendment is required in order to comply with Section 422 of the Code;

WHEREAS, on April 20, 2006, the Board approved and adopted, subject to stockholder approval, the Amendment; and

WHEREAS, the stockholders of the Company approved and ratified the Amendment at the Annual Stockholders Meeting of the Company on June 6, 2006.

NOW THEREFORE, in accordance with the foregoing, effective as of June 6, 2006, the first sentence of Section 3(a) of the Plan is deleted in its entirety and replaced with the following sentence:

“(a)	Subject to adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 6,000,000 shares.”

*            *            *            *             *            *

Exhibit B

Auxilium Pharmaceuticals, Inc. 2006 Employee Stock Purchase Plan

AUXILIUM PHARMACEUTICALS, INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

1.	PURPOSE OF THE PLAN

The Auxilium Pharmaceuticals, Inc. 2006 Employee Stock Purchase Plan is intended to promote the interests of the Company (as defined in Article 2) by providing eligible employees of a Participating Employer (as defined in Article 2) with the opportunity to acquire a proprietary interest in the Company through participation in a payroll deduction-based employee stock purchase plan designed to qualify under section 423 of the Internal Revenue Code of 1986, as amended. The Plan is not intended and shall not be construed as constituting an “employee benefit plan,” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

The Board (as defined in Article 2) has adopted the Plan to be effective as of July 1, 2006, subject to stockholder approval of the Plan. The Company expects to submit the Plan to the stockholders of the Company for approval at the Company’s 2006 annual meeting in June, 2006. The first Offering Period (as defined in Article 2) under the Plan ends on December 31, 2006. If for any reason the stockholders of the Company do not approve the Plan on or before December 31, 2006, the first Offering Period shall terminate on a date specified by the Board, the Plan shall immediately terminate, and no purchases of Common Stock (as defined in Article 2) shall be made under the Plan.

2.	DEFINITIONS

(a) “Board” shall mean the Company’s Board of Directors.

(b) “Change of Control” shall mean a change in ownership of the Company pursuant to any of the following transactions:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors;

(ii) The consummation of (i) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company; or

(iii) After the date on which this Plan is approved by the stockholders of the Company, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Common Stock” shall mean the common stock of the Company.

(e) “Company Affiliate” shall mean any parent or subsidiary corporation of the Company (as determined in accordance with Code section 424), whether now existing or subsequently established.

(f) “Company” shall mean Auxilium Pharmaceuticals, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Auxilium Pharmaceuticals, Inc. that shall adopt the Plan.

(g) “Compensation” shall mean (i) the regular base salary paid to a Participant by one or more Participating Employers during the Participant’s period of participation in one or more Offering Periods under the Plan plus (ii) all overtime payments, bonuses and commissions received during such period. Such Compensation shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any contributions made by the Participant to any Code section 401(k) salary deferral plan, any Code section 125 cafeteria benefit program or any Code section 132(f)(4) transportation fringe benefit program now or hereafter established by the Company or any Company Affiliate. However, Compensation shall not include any contributions made by the Company or any Company Affiliate on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established (other than Code section 401(k), Code section 125, or Code section 132(f)(4) contributions deducted from such Compensation).

(h) “Effective Date” shall mean July 1, 2006.

(i) “Eligible Employee” shall mean any person who is employed by a Participating Employer on a basis under which he is regularly expected to render more than 20 hours of service per week for more than five months per calendar year, for earnings considered wages under Code section 3401(a).

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported on the Nasdaq National Market. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on the New York Stock Exchange or American Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(l) “1933 Act” shall mean the Securities Act of 1933, as amended.

(m) “Offering Period” shall mean the period during which shares of Common Stock shall be offered for purchase under the Plan as described in Section 5.

(n) “Participant” shall mean any Eligible Employee of a Participating Employer who is actively participating in the Plan.

(o) “Participating Employer” shall mean the Company and such Company Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Employers in the Plan are listed in the attached Schedule A.

(p) “Plan” shall mean the Auxilium Pharmaceuticals, Inc. 2006 Employee Stock Purchase Plan, as set forth in this document, and as amended from time to time.

(q) “Plan Administrator” shall mean the committee of two or more Board members appointed by the Board to administer the Plan or such other committee as may be appointed by the Board to administer the Plan.

(r) “Purchase Date” shall mean the last business day of each Offering Period. The initial Purchase Date shall be December 31, 2006.

3.	ADMINISTRATION OF THE PLAN

The Plan Administrator shall have full discretionary authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan. As a condition of participating in the Plan, all Participants must acknowledge, in writing or by completing the enrollment forms to participate in the Plan, that all decisions and determinations of the Plan Administrator shall be final and binding on the Participant, his beneficiaries and any other person having or claiming an interest under the Plan on behalf of the Participant.

4.	STOCK SUBJECT TO PLAN

(a) Number of Shares. Subject to adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) may be issued or transferred under the Plan is 300,000 shares. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market.

(b) Adjustment. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, the Plan Administrator may make appropriate adjustments to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any Purchase Date, (iii) the maximum number and class of securities purchasable in total by all Participants on any Purchase Date, and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right, in order to prevent the dilution or enlargement of benefits thereunder.

5.	OFFERING PERIODS

(a) Limitations. Shares of Common Stock shall be offered for purchase under the Plan through a series of consecutive Offering Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

(b) Duration of Offering Period. Each Offering Period shall be of such duration (not to exceed six months) as shall be determined by the Plan Administrator prior to the beginning of such Offering Period. The initial Offering Period shall commence on the Effective Date and terminate on December 31, 2006. Unless the Plan Administrator determines otherwise before the beginning of the Offering Period, subsequent Offering Periods shall commence at six-month intervals on each January 1 and July 1 (or the next business day, if such date is not a business day) over the term of the Plan, and each Offering Period shall last for six months, ending on June 30 or December 31, as the case may be (or the next business day, if such date is not a business day).

6.	ELIGIBILITY

(a) Commencement of Participation. Each individual who is an Eligible Employee on the start date of any Offering Period under the Plan may enter that Offering Period on such start date.

(b) Limitation on Participation. Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of section 424(d) of the Code) or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Company Affiliate.

(c) Enrollment Forms. In order to participate in the Plan for a particular Offering Period, an Eligible Employee must complete an enrollment form prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) at such time on or before the beginning of that Offering Period, as determined by the Plan Administrator.

7.	PAYROLL DEDUCTIONS

(a) Elections. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an Offering Period may be any multiple of 1% of the Compensation paid to the Participant during each Offering Period, up to a maximum of 10% of Compensation. The Participant shall elect his rate of payroll deduction for each Offering Period before the beginning of the applicable Offering Period, as determined by the Plan Administrator. The deduction rate so authorized shall continue in effect throughout the Offering Period, and the Participant shall have no right to reduce or increase his rate of payroll deduction during the Offering Period; provided however, that the Participant shall have the right to stop the payroll deductions authorized by the Participant and withdraw from the Offering Period as described in Section 8(f) below.

(b) Commencement. Payroll deductions shall begin on the first pay day as of which commencement is administratively feasible following the beginning of the Offering Period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that Offering Period. The amounts so collected shall be credited to a book account established on the Company’s records for the Participant, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Company and used for general corporate purposes.

(c) Cessation of Payroll Deductions. Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the Plan.

8.	PURCHASE RIGHTS

(a) Grant of Purchase Rights. A Participant shall be granted a separate purchase right for each Offering Period in which he is enrolled. The purchase right shall be granted on the first day of the Offering Period and shall provide the Participant with the right to purchase shares of Common Stock, at the end of that Offering Period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

(b) Exercise of the Purchase Right. Each purchase right shall be automatically exercised on the Purchase Date for the Offering Period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant on the Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions for the Offering Period ending on the Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for the Purchase Date.

(c) Purchase Price. Unless the Plan Administrator determines otherwise prior to the beginning of the Offering Period, the purchase price per share at which Common Stock will be purchased on the Participant’s behalf on the Purchase Date for the Offering Period shall be equal to 85% of the lower of (i) the Fair Market Value per share of Common Stock on the first day of the Offering Period or (ii) the Fair Market Value per share of Common Stock on the last day of the Offering Period (the Purchase Date).

(d) Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Offering Period ending on the Purchase Date by the purchase price in effect for the Participant for the Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 15,000 shares, subject to adjustment as described in Section 4(b). In addition, the maximum number of shares of Common Stock purchasable in total by all Participants in the Plan on any Purchase Date shall not exceed 150,000 shares, subject to adjustment as described in Section 4(b). The Plan Administrator shall have the discretionary authority, exercisable prior to the start of any Offering Period, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in total by all Participants on the Purchase Date for the Offering Period.

(e) Excess Payroll Deductions. Any payroll deductions that are not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable per Participant or in total by all Participants on the Purchase Date shall be promptly refunded.

(f) Withdrawal from Offering Period. The following provisions shall govern the Participant’s withdrawal from an Offering Period:

(i) A Participant may withdraw from the Offering Period in which he is enrolled at any time prior to the Purchase Date by filing the appropriate form with the Plan Administrator (or its designee), and no further payroll deductions shall be collected from the Participant with respect to that Offering Period. Any payroll deductions collected during the Offering Period in which such withdrawal occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the Purchase Date. If no such election is made at the time of such withdrawal, then the payroll deductions collected from the Participant during the Offering Period in which such withdrawal occurs shall be refunded as soon as possible.

(ii) The Participant’s withdrawal from an Offering Period shall be irrevocable, and the Participant may not subsequently rejoin that Offering Period at a later date. In order to resume participation in any subsequent Offering Period, the Participant must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the beginning of that Offering Period.

(g) Termination of Purchase Right. If a Participant ceases to be an Eligible Employee for any reason (including death, disability or change in status) while his purchase right remains outstanding, the Participant’s purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the Offering Period in which the purchase right so terminates shall be immediately refunded to the Participant.

(h) Change of Control. Immediately prior to the effective date of any Change of Control, each outstanding purchase right shall automatically be exercised by applying the payroll deductions of each Participant for the Offering Period in which the Change of Control occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to (unless the Plan Administrator determines otherwise prior to the beginning of the particular Offering Period) 85% of the lower of (i) the Fair Market Value per share of Common Stock on the first day of the Offering Period, or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of the Change of Control. The applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date. The Company shall use its best efforts to provide at least ten days’ prior written notice of the occurrence of any Change of Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change of Control.

(i) Proration of Purchase Rights. If the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceeds the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such Participant, shall be refunded.

(j) Assignability. A purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

(k) Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

9.	ACCRUAL LIMITATIONS

(a) Dollar Limitation. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent that such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code section 423) of the Company or any Company Affiliate, would otherwise permit the Participant to purchase more than $25,000 worth of stock of the Company or any Company Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year in which such rights are at any time outstanding.

(b) Application of Dollar Limitation. For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall apply:

(i) The right to acquire Common Stock under each outstanding purchase right shall accrue on each Purchase Date.

(ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one or more other purchase rights at a rate equal to $25,000 worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year in which such rights were at any time outstanding.

(c) Refund. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Offering Period, then the payroll deductions that the Participant made during that Offering Period with respect to such purchase right shall be promptly refunded.

(d) Conflict. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

10.	EFFECTIVE DATE AND TERM OF THE PLAN

(a) Effective Date. The Plan was adopted by the Board on April 20, 2006, and shall become effective at the Effective Date, provided that no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the stockholders of the Company and (ii) the Company shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation have been met. In the event such stockholder approval is not obtained, or such compliance is not effected, within 12 months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect, and all sums collected from Participants during the initial Offering Period hereunder shall be refunded.

(b) Term. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) June 30, 2016, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change of Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

11.	AMENDMENT AND TERMINATION

(a) Amendment; Termination. The Board may alter, amend, suspend or terminate the Plan at any time, to become effective immediately following the close of any Offering Period. However, the Board may amend or terminate the Plan immediately at any time if the Board deems such amendment or termination is appropriate to reduce or eliminate compensation expense for financial reporting purposes in connection with the Plan.

(b) Stockholder Approval. In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Company’s stockholders: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan or (iii) modify the eligibility requirements for participation in the Plan.

12.	GENERAL PROVISIONS

(a) Expenses. All costs and expenses incurred in the administration of the Plan shall be paid by the Company; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

(b) No Right of Employment. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any Company Affiliate or interfere with or otherwise restrict in any way the rights of the Company (or any Company Affiliate) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

(c) Governing Law. The validity, construction, interpretation and effect of the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

Schedule A

Participating Employers

Auxilium Pharmaceuticals, Inc.

PROXY

AUXILIUM PHARMACEUTICALS, INC.

This Proxy is solicited on behalf of the Board of Directors

for the

2006 Annual Meeting of Stockholders

The undersigned, revoking all prior proxies, hereby appoints Gerri A. Henwood and Jennifer Evans Stacey, Esq., and each of them, each with the power to appoint her substitute, the true and lawful proxy holders of the undersigned, and hereby authorizes them to represent and vote, as designated on the reverse side, all of the shares of common stock of Auxilium Pharmaceuticals, Inc. (the “Company”) held of record by the undersigned on April 12, 2006, at the Annual Meeting of Stockholders of the Company to be held on June 6, 2006 (the “Meeting”) at 9:00 a.m., local time, at The Desmond Hotel, One Liberty Blvd, Malvern, Pennsylvania 19355 and any adjournments or postponements thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED ENVELOPE IS MAILED IN THE UNITED STATES.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO THE PROXIES TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

IMPORTANT – CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒ Please mark your votes as indicated in this example

This Proxy when properly executed will be voted as directed. If no direction is given with respect to a particular proposal, this proxy will be voted for such proposal. This Proxy also delegates discretionary authority to the proxies to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

PROPOSAL 1. To elect as directors, to hold office until the Company’s 2007 Annual Meeting of Stockholders or until their respective successors are elected and qualified, the eight nominees listed below:

Nominees:

(01) Rolf A. Classon

(02)  Al Altomari

(03)  Edwin A. Bescherer, Jr.

(04)  Philippe O. Chambon, M.D., Ph.D.

(05)  Winston J. Churchill

(06)  Oliver S. Fetzer, Ph.D.

(07)  Gerri A. Henwood

(08)  Dennis J. Purcell

The Board of Directors recommends a vote “FOR ALL NOMINEES”

☐ FOR ALL NOMINEES

☐ WITHHOLD FOR ALL NOMINEES

☐ ________________________________________________________________

      For all Nominees, except as written above

PROPOSAL 2. To approve an amendment to the Company’s 2004 Equity Compensation Plan to increase the number of shares of Company common stock authorized for issuance under the Plan from 2,845,450 to 6,000,000.

The Board of Directors recommends a vote “FOR” Proposal 2

☐ FOR                                      ☐ AGAINST                                     ☐ ABSTAIN

PROPOSAL 3. To approve the Company’s 2006 Employee Stock Purchase Plan.

The Board of Directors recommends a vote “FOR” Proposal 3

☐ FOR                                      ☐ AGAINST                                     ☐ ABSTAIN

PROPOSAL 4. To ratify the selection by the Audit and Compliance Committee of the Company’s Board of Directors of the firm PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

The Board of Directors recommends a vote “FOR” Proposal 4

☐ FOR                                      ☐ AGAINST                                     ☐ ABSTAIN

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and others acting in a representative capacity should indicate the capacity in which they sign and give their full title as such. If a corporation, please indicate the full corporate name and have an authorized officer sign, stating title. If a partnership, please sign in partnership name by an authorized person.

Date	Share Owner Sign Here	Joint Owner Sign Here

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐